Filed Pursuant to Rule 424(b)(5)
Registration No. 333-191604

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee(1)(2)
0.75% Senior Subordinated Convertible Notes due 2018*	$375,000,000	100%	$375,000,000	$48,300
1.50% Senior Subordinated Convertible Notes due 2020*	$375,000,000	100%	$375,000,000	$48,300

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	A registration fee of $96,600 is due for this offering. The “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-191604 on Form S-3ASR.
*	Plus an indeterminate number of shares of common stock are being registered as may be issued from time to time upon conversion of the 0.75% Senior Subordinated Convertible Notes due 2018 and the 1.50% Senior Subordinated Convertible Notes due 2020. Pursuant to Rule 416 under the Securities Act, the registration statement shall include an indeterminate number of shares of common stock as may become issuable upon conversion by reason of adjustments in the conversion price.

PROSPECTUS SUPPLEMENT

(To prospectus dated October 7, 2013)

$680,000,000

$340,000,000 0.75% Senior Subordinated Convertible Notes due 2018

$340,000,000 1.50% Senior Subordinated Convertible Notes due 2020

We are offering $340,000,000 in aggregate principal amount of 0.75% senior subordinated convertible notes due 2018, which we refer to as the “2018 notes,” and $340,000,000 in aggregate principal amount of 1.50% senior subordinated convertible notes due 2020, which we refer to as the “2020 notes” and, together with the 2018 notes, as the “notes.” We will pay interest on the notes on April 15 and October 15 of each year, beginning on April 15, 2014. The 2018 notes will mature on October 15, 2018 and the 2020 notes will mature on October 15, 2020, in each case, unless earlier repurchased by us or converted.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding July 15, 2018, in the case of the 2018 notes, and July 15, 2020, in the case of the 2020 notes, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2014 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of the relevant notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events described in this prospectus supplement. On or after July 15, 2018, in the case of the 2018 notes, or July 15, 2020, in the case of the 2020 notes, until the close of business on the second scheduled trading day immediately preceding the applicable maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The initial conversion rate for the 2018 notes will be 10.6213 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $94.15 per share of common stock), and the initial conversion rate for the 2020 notes will be 10.6213 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $94.15 per share of common stock). Such conversion rates will be subject to adjustment in certain events but will not be adjusted for accrued interest.

Following certain corporate transactions, we will increase the applicable conversion rate for a holder that elects to convert its notes in connection with such corporate transactions by a number of additional shares of our common stock as described in this prospectus supplement.

We may not redeem the notes prior to maturity.

If we undergo a fundamental change, as defined in this prospectus supplement, holders may require us to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date, as defined herein.

The notes will be our unsecured senior subordinated obligations and will rank junior in right of payment to our existing and future senior debt, equal in right of payment with our existing and future senior subordinated debt, and senior in right of payment to our existing and future subordinated debt. In addition, the notes will effectively rank junior in right of payment to all of our existing and future secured debt, to the extent of the value of the assets securing such debt, and to the debt and all other liabilities of our subsidiaries.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BMRN.” On October 8, 2013, the last sale price for our common stock as reported on the NASDAQ Global Select Market was $67.25 per share.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page S-15 of this prospectus supplement.

	Per 2018 Note	2018 Note Total	Per 2020 Note	2020 Note Total
Public offering price (1)	100%	$340,000,000	100%	$340,000,000
Underwriting discount	3%	$10,200,000	3%	$10,200,000
Proceeds to BioMarin (before expenses)	97%	$329,800,000	97%	$329,800,000

(1)	Plus accrued interest from October 15, 2013, if settlement occurs after that date

We have granted the underwriters an option to purchase up to an additional $35,000,000 principal amount of the 2018 notes and up to an additional $35,000,000 principal amount of the 2020 notes within 13 days of the closing date of this offering to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book entry form only through the facilities of The Depository Trust Company for the accounts of its participants on or about October 15, 2013.

BofA Merrill Lynch

Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley

Barclays

The date of this prospectus supplement is October 8, 2013.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference therein and any free writing prospectus we provide you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus we provide you is accurate only as of the date on those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of the accompanying prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

General information about us can be found on our website at “http://www.BMRN.com.” The information on our website is for information only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into either this prospectus supplement or the accompanying prospectus and should not be considered part of this or any other report filed with the Securities and Exchange Commission.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. This prospectus supplement provides you with the specific details regarding this offering, including the principal amount, conversion ratio and ranking of the notes, and the risks of investing in the notes. The accompanying prospectus provides you with more general information, some of which does not apply to the offering of the notes. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. You should read and consider the information in both this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference” in the accompanying prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus or any document incorporated by reference in this prospectus supplement and the accompanying prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•	our expectations with respect to regulatory submissions and approvals and our clinical trials;

•	any projection or expectation of earnings, revenue or other financial items;

•	the plans, strategies and objectives of management for future operations;

•	factors that may affect our operating results;

•	new products or services;

•	the demand for our products;

•	our ability to consummate acquisitions and successfully integrate them into our operations;

•	future capital expenditures;

•	effects of current or future economic conditions on performance;

•	industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing;

•	our success in any future litigation; and

•	our estimates regarding our capital requirements and our need for additional financing.

The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have identified some of the important factors that could cause future events to materially differ from our current expectations and they are described in this prospectus supplement under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. This summary does not contain all the information that you should consider before investing in the notes. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors,” the financial statements and related footnotes thereto and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors described under the “Risk Factors” section and elsewhere in this prospectus supplement. Unless the context otherwise requires, any reference to “BioMarin,” the “Company,” “we,” “our” and “us” in this prospectus supplement refers to BioMarin Pharmaceutical Inc. and its subsidiaries.

BioMarin Pharmaceutical Inc.

Overview

We develop and commercialize innovative pharmaceuticals for serious diseases and medical conditions. We select product candidates for diseases and conditions that represent a significant unmet medical need, have well-understood biology and provide an opportunity to be first-to-market or offer a significant benefit over existing products. Our product portfolio is comprised of four approved products and multiple investigational product candidates. Approved products include Naglazyme (galsulfase), Kuvan (sapropterin dihydrochloride), Aldurazyme (laronidase) and Firdapse (amifampridine phosphate).

Naglazyme received marketing approval in the United States (U.S.) in May 2005, in the European Union (EU) in January 2006 and subsequently in other countries. Kuvan was granted marketing approval in the United States and EU in December 2007 and December 2008, respectively. In December 2009, the European Medicines Agency (EMA) granted marketing approval for Firdapse, which was launched in the EU in April 2010. Aldurazyme, which was developed in collaboration with Genzyme Corporation (Genzyme), was approved in 2003 for marketing in the United States and the EU, and subsequently in other countries.

We are conducting clinical trials on several investigational product candidates for the treatment of various diseases including: Vimizim (formerly referred to as GALNS), an enzyme replacement therapy for the treatment of Mucopolysaccharidosis Type IV or Morquio Syndrome Type A, or MPS IV A, PEG-PAL, an enzyme substitution therapy for the treatment of phenylketonuria or PKU, BMN-701, an enzyme replacement therapy for Pompe disease, a glycogen storage disorder, BMN-673, an orally available poly (ADP-ribose) polymerase, or PARP inhibitor for the treatment of patients with certain cancers, BMN-111, a peptide therapeutic for the treatment of achondroplasia and BMN-190 for the treatment of late infantile neuronal ceroid lipofuscinosis, or CLN2, a form of Batten disease. We are conducting or planning to conduct preclinical development of several other enzyme product candidates for genetic and other metabolic diseases and have recently licensed a Factor VIII gene therapy program for Hemophilia A from University College London and St. Jude’s Children’s Research Hospital.

A summary of our various commercial products and major development programs, including key metrics as of June 30, 2013, is provided below:

				Six Months Ended June 30, 2013
Program	Indication	Orphan Drug Designation	Stage	Total Net Product Revenues (in millions)	Research & Development Expense (in millions)
Commercial Products
Naglazyme	MPS VI (1)	Yes	Approved	$139.3	$6.1
Aldurazyme (2)	MPS I (3)	Yes	Approved	$34.2	$0.7
Kuvan	PKU (4)	Yes	Approved	$78.5	$7.9
Firdapse	LEMS (5)	Yes	Approved in the EU only	$7.7	$3.0
	Target Indication
Products in Development
Vimizim	MPS IVA	Yes	Clinical Phase 3	N/A	$41.8
PEG-PAL	PKU	Yes	Clinical Phase 3	N/A	$24.2
BMN-701	POMPE (6)	Yes	Clinical Phase 1/2	N/A	$26.4
BMN-673 (7)	BRCA BREAST CANCER	No	Clinical Phase 1/2	N/A	$10.2
BMN-111	ACHONDROPLASIA	Yes	Clinical Phase 1	N/A	$7.7
BMN-190	CLN2 (8)	Yes	Clinical Phase 1/2	N/A	$6.5

(1)	Mucopolysaccharidosis VI, or MPS VI
(2)	The Aldurazyme total product revenue noted above is the total product revenue recognized by us in accordance with the terms of our agreement with Genzyme Corporation. See “Commercial Products—Aldurazyme” below for further discussion.
(3)	Mucopolysaccharidosis I, or MPS I
(4)	Phenylketonuria, or PKU
(5)	Lambert Eaton Myasthenic Syndrome, or LEMS
(6)	Pompe disease, a glycogen storage disorder
(7)	BMN-673 is an orally available poly (ADP-ribose) polymerase, or PARP inhibitor for the treatment of patients with certain cancers
(8)	CLN2, or late infantile neuronal ceroid lipofuscinosis, a lysosomal storage disorder primarily affecting the brain. The Phase 1/2 clinical trial for BMN-190 began in September 2013.

Commercial Products

Naglazyme

Naglazyme is a recombinant form of N-acetylgalactosamine 4-sulfatase (arylsulfatase B) indicated for patients with mucopolysaccharidosis VI, or MPS VI. MPS VI is a debilitating life-threatening genetic disease for which no other drug treatment currently exists and is caused by the deficiency of arylsulfatase B, an enzyme normally required for the breakdown of certain complex carbohydrates known as glycosaminoglycans, or GAGs. Patients with MPS VI typically become progressively worse and experience multiple severe and debilitating symptoms resulting from the build-up of carbohydrate residues in tissues in the body. These symptoms include: inhibited growth, spinal cord compression, enlarged liver and spleen, joint deformities and reduced range of motion, skeletal deformities, impaired cardiovascular function, upper airway obstruction, reduced pulmonary function, frequent ear and lung infections, impaired hearing and vision, sleep apnea, malaise and reduced endurance.

Naglazyme was granted marketing approval in the U.S. in May 2005 and in the EU in January 2006. We market Naglazyme in the U.S., EU, Canada, Latin America, Turkey and Russia using our own sales force and commercial organization. Additionally, we use local distributors in several other regions to help us pursue registration and/or market Naglazyme on a named patient basis. Naglazyme net product revenues for the three and six months ended June 30, 2013 totaled $69.9 million and $139.3 million, respectively, as compared to $62.9 million and $131.5 million for the three and six months ended June 30, 2012, respectively. Naglazyme net product sales for 2012 totaled $257.0 million, as compared to $224.9 million for 2011. Naglazyme net product sales for 2010 were $192.7 million.

Kuvan

Kuvan is a proprietary synthetic oral form of 6R-BH4, a naturally occurring enzyme co-factor for phenylalanine hydroxylase, or PAH, indicated for patients with PKU. Kuvan is the first drug for the treatment of PKU, which is an inherited metabolic disease that affects at least 50,000 diagnosed patients under the age of 40 in the developed world. We believe that approximately 30 to 50% of those with PKU could benefit from treatment with Kuvan. PKU is caused by a deficiency of activity of an enzyme, PAH, which is required for the metabolism of phenylalanine, or Phe. Phe is an essential amino acid found in all protein-containing foods. Without sufficient quantity or activity of PAH, Phe accumulates to abnormally high levels in the blood, resulting in a variety of serious neurological complications, including severe mental retardation and brain damage, mental illness, seizures and other cognitive problems. As a result of newborn screening efforts implemented in the 1960s and early 1970s, virtually all PKU patients under the age of 40 in developed countries have been diagnosed at birth. Currently, PKU can be managed by a Phe-restricted diet, which is supplemented by nutritional replacement products, like formulas and specially manufactured foods; however, it is difficult for most patients to adhere to the strict diet to the extent needed for achieving adequate control of blood Phe levels. Kuvan has been demonstrated to reduce blood Phe levels 30% in approximately 30% of patients.

Kuvan was granted marketing approval for the treatment of PKU in the U.S. in December 2007. We market Kuvan in the U.S. and Canada using our own sales force and commercial organization. Kuvan has been granted orphan drug status in the U.S., which confers seven years of market exclusivity in the U.S. for the treatment of PKU, expiring in 2014. We expect that our patents will provide market exclusivity beyond the expiration of orphan status. Kuvan net product revenues for the three and six months ended June 30, 2013 totaled $40.9 million and $78.5 million, respectively, as compared to $34.7 million and $66.7 million for the three and six months ended June 30, 2012, respectively. Kuvan net product sales for 2012 were $143.1 million, as compared to $116.8 million for 2011. Kuvan net product sales for 2010 were $99.4 million.

In May 2005, we entered into an agreement with Merck Serono S.A., or Merck Serono, for the further development and commercialization of Kuvan and any other product containing 6R-BH4, and PEG-PAL for PKU. Through the agreement, as amended in 2007, Merck Serono acquired exclusive rights to market these products in all territories outside the U.S., Canada and Japan, and we retained exclusive rights to market these products in the U.S. and to market Kuvan in Canada. Merck Serono markets Kuvan in the EU and several other countries outside the U.S., Canada and Japan. Under the agreement with Merck Serono, we are entitled to receive royalties, on a country-by-country basis, until the later of the expiration of patent rights licensed to Merck Serono or ten years after the first commercial sale of the licensed product in such country. Over the next several years, we expect a royalty of approximately four percent on net sales of Kuvan by Merck Serono. We also sell Kuvan to Merck Serono at or near cost, and Merck Serono resells the product to end-users outside the U.S., Canada and Japan. The royalty earned from Kuvan product sold by Merck Serono in the EU is included as a component of net product revenues in the period earned. During the three and six months ended June 30, 2013 we earned $0.6 million and $1.0 million, respectively, in net royalties on net sales of $12.9 million and $25.8 million, respectively, of Kuvan by Merck Serono, as compared to the three and six months ended June 30, 2012, when we earned $0.5 million and $1.0 million on their net sales of $13.0 million and $24.9 million, respectively. In 2012, we earned $1.9 million in net royalties on net sales of $46.8 million of Kuvan by Merck Serono, as compared to 2011 when we earned $1.6 million in net royalties on net sales of $40.4 million. In 2010, we earned $0.9 million in net royalties on net sales of $23.7 million. We recorded collaborative agreement revenue associated with shared Kuvan development costs in the amounts of $0.3 million and $0.4 million for the three and six months ended June 30, 2013, respectively, $1.8 million in 2012, $0.5 million in 2011 and $0.7 million in 2010.

On February 19, 2013, we announced results from our PKU-016 ASCEND study, a randomized controlled trial evaluating neuropsychiatric outcomes in PKU patients treated with Kuvan. The study evaluated medically important symptoms similar to attention deficit hyperactivity disorder (ADHD) in PKU patients whose blood levels of Phe are reduced by Kuvan. The primary endpoint of the study was evaluated using an attention deficit hyperactivity rating scale (ADHD-RS), commonly used to evaluate symptoms of inattentiveness and hyperactivity. Kuvan improved the ADHD-RS (p=0.085), driven by a statistically significant change in the inattention component of the score (p=0.036).

Aldurazyme

Aldurazyme has been approved for marketing in the U.S., EU and other countries for patients with mucopolysaccharidosis I, or MPS I. MPS I is a progressive and debilitating life-threatening genetic disease, for which no other drug treatment currently exists, that is caused by the deficiency of alpha-L-iduronidase, a lysosomal enzyme normally required for the breakdown of GAGs. Patients with MPS I typically become progressively worse and experience multiple severe and debilitating symptoms resulting from the build-up of carbohydrate residues in all tissues in the body. These symptoms include: inhibited growth, delayed and regressed mental development (in the severe form of the disease), enlarged liver and spleen, joint deformities and reduced range of motion, impaired cardiovascular function, upper airway obstruction, reduced pulmonary function, frequent ear and lung infections, impaired hearing and vision, sleep apnea, malaise and reduced endurance.

We developed Aldurazyme through collaboration with Genzyme Corporation. Under our collaboration agreement, we are responsible for manufacturing Aldurazyme and supplying it to Genzyme. Genzyme records sales of Aldurazyme and is required to pay us, on a quarterly basis, a 39.5% to 50% royalty on worldwide net product sales. We recognize a portion of this royalty as product transfer revenue when product is released to Genzyme and all of our obligations have been fulfilled. Genzyme’s return rights for Aldurazyme are limited to defective product. The product transfer revenue represents the fixed amount per unit of Aldurazyme that Genzyme is required to pay us if the product is unsold by Genzyme. The amount of product transfer revenue will eventually be deducted from the calculated royalty when the product is sold by Genzyme. Additionally, Genzyme and we are members of a 50/50 limited liability company that: (1) holds the intellectual property relating to Aldurazyme and other collaboration products and licenses all such intellectual property on a royalty-free basis to us and Genzyme to allow us to exercise our rights and perform our obligations under the agreements related to the restructuring, and (2) engages in research and development activities that are mutually selected and funded by Genzyme and us.

Our Aldurazyme net product revenues for the three and six months ended June 30, 2013 totaled $17.5 million and $34.2 million, respectively, as compared to $21.8 million and $33.8 million for the three and six months ended June 30, 2012, respectively. Aldurazyme net product revenues totaled $82.2 million for 2012 as compared to $82.8 million for 2011 and $71.2 million for 2010. The net product revenues for the three and six months ended June 30, 2013, and for each of the years ended December 31, 2012, 2011 and 2010 include $21.2 million, $40.5 million, $80.4 million, $74.2 million and $68.0 million, respectively, of royalty revenue on net Aldurazyme sales by Genzyme. Net sales of Aldurazyme by Genzyme totaled $53.6 million and $102.1 million for the three and six months ended June 30, 2013, respectively, $193.1 million for 2012, $185.2 million for 2011 and $166.8 million for 2010. For the three and six months ended June 30, 2013, previously recognized Aldurazyme net product transfer revenue of $3.7 million and $6.3 million, respectively, reflects previous shipments of Aldurazyme to Genzyme. Incremental Aldurazyme net product transfer revenue of $1.8 million,

$8.6 million, and $3.2 million for 2012, 2011 and 2010, respectively, reflect incremental shipments of Aldurazyme to Genzyme to meet future product demand. In the future, to the extent that Genzyme Aldurazyme inventory quantities on hand remain consistent, we expect that our total Aldurazyme revenues will approximate the 39.5% to 50% royalties on net product sales by Genzyme.

Firdapse

Firdapse is a form of 3, 4-diaminopyridine (amifampridine phosphate), or 3, 4-DAP for the treatment of Lambert Eaton Myasthenic Syndrome, or LEMS. Firdapse was originally developed by AGEPS, the pharmaceutical unit of the Paris Public Hospital Authority, or AP-HP. Firdapse was granted marketing approval in the EU in December 2009. In addition, Firdapse has been granted orphan drug status in the EU, which confers ten years of market exclusivity in the EU. We launched Firdapse on a country-by-country basis in Europe beginning in April 2010. Firdapse net product revenues for the three and six months ended June 30, 2013 totaled $4.1 million and $7.7 million, respectively, as compared to $3.6 million and $7.2 million for the three and six months ended June 30, 2012, respectively. Firdapse net product revenues in 2012 were $14.2 million, as compared to $13.1 million and $6.4 million in 2011 and 2010, respectively. In October 2012, we licensed to Catalyst Pharmaceutical Partners, Inc. the North American rights to develop and market Firdapse. In exchange for the North American rights to Firdapse, we may receive royalties of 7% to 10% on net product sales of Firdapse in North America. For the three and six months ended June 30, 2013 we recognized collaborative revenue of $0.6 million.

LEMS is a rare autoimmune disease with the primary symptoms of muscle weakness. Muscle weakness in LEMS is caused by autoantibodies to voltage gated calcium channels leading to a reduction in the amount of acetylcholine released from nerve terminals. The prevalence of LEMS is estimated at four to ten per million, or approximately 2,000 to 5,000 patients in the EU and 1,200 to 3,100 patients in the U.S. Approximately 50% of LEMS patients diagnosed have small cell lung cancer. Patients with LEMS typically present with fatigue, muscle pain and stiffness. The weakness is generally more marked in the proximal muscles particularly of the legs and trunk. Other problems include reduced reflexes, drooping of the eyelids, facial weakness and problems with swallowing. Patients often report a dry mouth, impotence, constipation and feelings of light headedness on standing. On occasion, these problems can be life threatening when the weakness involves respiratory muscles. A diagnosis of LEMS is generally made on the basis of clinical symptoms, electromyography testing and the presence of auto antibodies against voltage gated calcium channels. Currently approved treatments of LEMS can consist of strategies directed at the underlying malignancy, if one is present. Therapy of small cell lung cancer is limited and outcomes are generally poor. Immunosuppressive agents have been tried but success is limited by toxicity and difficulty administering the regimens. A mainstay of therapy has been 3, 4-DAP, but its use in practice has been limited by the drug’s availability.

Products in Development

Vimizim

We are developing Vimizim, an enzyme replacement therapy for the treatment of MPS IV A, a lysosomal storage disorder. We have identified more than 1,400 patients suffering from MPS IV A and we expect, if approved, that Vimizim could be our largest commercial product to date. We plan to leverage our existing commercial infrastructure to launch Vimizim in the market. In November 2012, we announced the results of a pivotal Phase 3 clinical trial for Vimizim for the treatment of MPS IV A. The results demonstrated that the study met the primary endpoint of change in six-minute walk distance compared with a placebo at 24 weeks in subjects receiving weekly infusions of Vimizim at the dose of two milligrams per kilogram per week. This Phase 3 trial was a randomized, double-blind, placebo-controlled study designed to evaluate the efficacy and safety of Vimizim in patients with MPS IV A. The trial was conducted at 31 centers worldwide including Brazil,

Japan, Taiwan, most Western European countries, Canada and the United States. We enrolled 176 patients in this trial. The trial explored doses of two milligrams per kilogram per week and two milligrams per kilogram every other week for a treatment period of 24 weeks. In March 2013, we submitted a Biologics License Application, or BLA, for Vimizim to the FDA and in April 2013, we submitted a Marketing Authorization Application, or MAA, to the EMA for Vimizim. The FDA has accepted for review the BLA for Vimizim and has granted priority review designation to Vimizim. The FDA has set a Prescription Drug User Fee Act, or PDUFA, action date of February 28, 2014 and has scheduled an Advisory Committee meeting on November 19, 2013. The EMA has validated the MAA for Vimizim and has recently moved from an accelerated assessment to a standard assessment for this MAA. Based upon the standard assessment timeline, an opinion is anticipated for late 2013 or early 2014 from the European Medicines Agency’s Committee for Medicinal Products for Human Use (CHMP).

PEG-PAL

PEG-PAL is an investigational enzyme substitution therapy that we are developing as a subcutaneous injection for the treatment of PKU. In June 2009, we announced results from a Phase 1 open-label, single-dose, dose-escalation clinical trial of PEG-PAL for PKU. Significant reductions in blood Phe levels were observed in all patients in the fifth dosing cohort of the Phase 1 trial. In addition, there were no serious immune reactions observed and mild to moderate injection-site reactions were in line with our expectations. In September 2009, we initiated a Phase 2, open-label dose finding clinical trial of PEG-PAL. The primary objective of this clinical trial was to optimize the dose and schedule that produces the most favorable safety profile and Phe reduction. The secondary objectives of the clinical trial were to evaluate the safety and tolerability of multiple dose levels of PEG-PAL, to evaluate the immune response to PEG-PAL, and to evaluate steady-state phamacokinetics in all patients and accumulation of PEG-PAL in a subset of patients enrolled in this clinical trial. Preliminary results from this clinical trial were presented in August 2010 and showed that of the seven patients who received at least one milligram per kilogram per week of PEG-PAL for at least four weeks, six patients have achieved Phe levels below 600 micromoles per liter. Mild to moderate self-limiting injection site reactions are the most commonly reported toxicity. In April 2011, we initiated an extension of the Phase 2 study to find a shorter induction and titration dosing regimen to an efficacious maintenance dose. This study is fully enrolled and ongoing with 24 subjects. A Phase 3 clinical trial of PEG-PAL was initiated in May 2013. This Phase 3 clinical trial includes an open-label study to evaluate safety and blood Phe levels in naïve patients and a randomized controlled study of the Phase 2 extension study patients and patients from the open-label trial to evaluate blood Phe levels and neurocognitive endpoints. The FDA has indicated that lowering Phe blood levels in adults could support accelerated approval, even if neurocognitive endpoints are not demonstrated. We expect to report results from these trials in the fourth quarter of 2014.

BMN-673

BMN-673 is a PARP inhibitor, a class of molecules that has shown clinical activity against cancers involving defects in DNA repair, that we are investigating for the treatment of certain cancers. In January 2011, we announced the initiation of a Phase 1/2 clinical trial for BMN-673 for the treatment of patients with solid tumors. This clinical trial is an open-label study of once daily, orally administered BMN-673 in approximately 85 patients ages 18 and older with advanced or recurrent solid tumors. The study established a preliminary dose that is generally well tolerated and reaches steady state with repeated daily doses. The study has focused on cancers characterized by BRCA mutations, Ewing’s sarcoma and small cell lung cancer. In September 2013, we announced an update on the study at the 2013 European Cancer Congress. As presented, among 14 enrolled gBRCA breast cancer patients treated at the dose of 1mg/day selected for the Phase 3 study, the confirmed RECIST response rate was 50% (seven confirmed objective responses: one complete and six partial). In addition, there were five patients with stable disease lasting at least 24 weeks for an overall clinical benefit response rate at this dose of 86% (12/14). In the complete cohort of 18 gBRCA breast cancer patients, which included six patients from the dose escalation cohort at doses ranging from 900 µg to 1100 µg and 12 patients from the dose expansion cohort at a dose of 1.0 mg, the RECIST response rate was 44%, or eight of 18 patients, with one complete and seven partial responses. At all doses (n=18) there has been a best response of partial response or better in 12 patients, and four patients progressed prior to confirmation. Of the 14 patients treated at 1 mg, there has been a best response of partial response or better in 8 patients, and one patient progressed prior to confirmation. The clinical benefit rate was 72%, or 13 of 18 patients, with five patients having stable disease in excess of 24 weeks. Safety data continues to show that BMN-673 is generally well-tolerated. The dose-limiting toxicity has been thrombocytopenia. Myelosuppression is generally mild-to-moderate in severity. Greater than grade 1 anemia, thrombocytopenia and neutropenia has occurred in 25%, 20% and 12.5% of patients, respectively, with chronic dosing. Fatigue, nausea and alopecia were observed in 26-29% of patients. Enrollment continues for this study. Based on the results of this study, BioMarin expects to start a Phase 3 trial in gBRCA breast cancer in the fourth quarter of 2013. The Phase 3 trial, which will begin enrolling patients imminently, is an open-label, 2:1 randomized, parallel, two-arm study of BMN-673 as compared to the physicians’ choice of chemotherapy in germline BRCA mutation subjects with locally advanced and/or metastatic breast cancer who have received no more than two prior chemotherapy regimens for metastatic disease. The study is enrolling approximately 429 subjects and is being conducted at approximately 100 sites in twelve countries. The primary objective of the study is to compare progression-free survival of subjects treated with BMN-673 as a monotherapy relative to those treated with protocol-specified physicians’ choice. The secondary objectives are to evaluate objective response rate, overall survival, safety and the pharmacokinetics of BMN-673.

BMN-701

BMN-701 is a novel fusion of acid alpha glucosidase (GAA) with a peptide derived from insulin-like growth factor 2. We acquired the BMN-701 program in August 2010 in connection with the acquisition of ZyStor Therapeutics, Inc. (ZyStor). In January 2011, we announced the initiation of a Phase 1/2 clinical trial for BMN-701. This clinical trial is an open-label study to evaluate the safety, tolerability, pharmacokinetics, pharmacodynamic and clinical activity of BMN-701 administered as an intravenous infusion every two weeks at doses of 20 milligrams per kilogram. We have completed enrollment of this study with 22 patients between the ages of 13 and 65 years old with late-onset Pompe disease for a treatment period of 24 weeks. The primary objectives of this study are to evaluate the safety and tolerability of BMN-701 as well as determine the antibody response to BMN-701. The secondary objectives of the study are to determine the single and multi-dose pharmacokinetics of BMN-701 and determine mobility and functional exercise capacity in patients receiving BMN-701. Pompe disease is a lysosomal storage disorder caused by a deficiency in GAA, which prevents cells from adequately degrading glycogen. This results in the storage of glycogen in lysosomes, particularly those in muscle cells, thereby damaging those cells and causing progressive muscle weakness, which in turn can result in death due to pulmonary or cardiac insufficiency.

Results from the Phase 1/2 clinical trial, released in March 2013, exceeded our prespecified requirements. The results showed that in the 20 mg/kg every other week dose cohort, three out of 16 patients, or 19%, had a greater than 75 meter improvement in 6-minute walk distance, and that there was a 14.1% relative improvement in Maximal Expiratory Pressure (MEP) and a 27.0% relative improvement in Maximal Inspiratory Pressure (MIP) from pretreatment baseline to week 24, two important measures of overall respiratory muscle function and strength. Side effects for BMN-701 were generally consistent with those seen for other enzyme replacement therapies.

The FDA recently indicated that Maximal Inspiratory Pressure, or MIP, is a potentially approvable primary endpoint for our anticipated Phase 3 switching trial with BMN-701. Subject to completing discussions with European health authorities, we expect to initiate a Phase 3 switching trial by the fourth quarter of 2013 or the first quarter of 2014 in late-onset Pompe patients who have previously been treated with alglucosidase alfa.

BMN-111

BMN-111 is a peptide therapeutic in development for the treatment of achondroplasia. In September 2012, we announced the results of a Phase 1 clinical trial for BMN-111. The primary objective of the Phase 1 clinical trial was to assess the safety and tolerability of single and multiple doses of BMN-111 in normal healthy adult volunteers up to the maximum tolerated dose. BMN-111 was generally well-tolerated over the range of single and repeat doses studied. Pharmacokinetic data indicated that the dose levels studied resulted in exposure levels that are expected to stimulate growth based on non-clinical findings. We expect to initiate a Phase 2 study in pediatric patients in the fourth quarter of 2013 or the first quarter of 2014.

BMN-190

BMN-190 is a recombinant human tripeptidyl peptidase 1 for the treatment of patients with neuronal ceroid lipofuscinosis type 2 (CLN2), a form of Batten disease. In September 2013, we announced the initiation of a Phase 1/2 study for BMN 190. This clinical trial is an open-label, dose-escalation study in patients with CLN2. The primary objectives are to evaluate the safety and tolerability of BMN-190 and to evaluate effectiveness using an CLN2-specific rating scale score in comparison with natural history data after 48 weeks of treatment. Secondary objectives are to evaluate the impact of treatment on brain atrophy in comparison with CLN2 natural history after 48 weeks of treatment and to characterize pharmacokinetics and immunogenicity. The study will enroll approximately 22 subjects at up to ten clinical sites worldwide for a treatment duration of 48 weeks.

Company Information

We were incorporated in Delaware in October 1996 and began operations on March 21, 1997. Our principal executive offices are located at 770 Lindaro Street, San Rafael, California 94901 and our telephone number is (415) 506-6700. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, proxy statements, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge at www.bmrn.com as soon as reasonably practicable after electronically filing such reports with the SEC. Such reports and other information may be obtained by visiting the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. Additionally, these reports are available at the SEC’s website at http://www.sec.gov. Information contained in our website is not part of this or any other report that we file with or furnish to the SEC.

THE OFFERING

The following is a brief summary of the terms of this offering. For a complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	BioMarin Pharmaceutical Inc.

Notes to be offered	$340,000,000 in aggregate principal amount of the 2018 notes and $340,000,000 in aggregate principal amount of the 2020 notes.

We have also granted the underwriters an option to purchase up to an additional $35,000,000 principal amount of the 2018 notes and up to an additional $35,000,000 principal amount of the 2020 notes to cover overallotments, if any. The option may be exercised within 13 days of the closing date of this offering.

Maturity date	October 15, 2018 for the 2018 notes and October 15, 2020 for the 2020 notes, in each case, unless earlier repurchased or converted.

Interest and payment dates	0.75% per year, with respect to the 2018 notes, and 1.50% per year, with respect to the 2020 notes, in each case, payable semiannually in arrears in cash on April 15 and October 15 of each year, beginning April 15, 2014.

Conversion rights	Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding July 15, 2018, in the case of the 2018 notes, and July 15, 2020, in the case of the 2020 notes, only under the following circumstances:

(1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2014 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

(2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of the relevant notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or

(3) upon the occurrence of specified corporate events, as described in this prospectus supplement under “Description of the Notes—Conversion Rights—Conversion upon Specified Corporate Events.”

On or after July 15, 2018, in the case of the 2018 notes, and July 15, 2020, in the case of the 2020 notes, until the close of business on the second scheduled trading day immediately preceding the applicable maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement. See “Description of the Notes—Conversion Rights—Settlement upon Conversion.”

With respect to the 2018 notes, the conversion rate will initially be 10.6213 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $94.15 per share of common stock), subject to adjustment as described in this prospectus supplement. With respect to the 2020 notes, the conversion rate will initially be 10.6213 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $94.15 per share of common stock), subject to adjustment as described in this prospectus supplement.

Make-whole premium upon a make-whole fundamental change	If a make-whole fundamental change (as described in this prospectus supplement) occurs, we will pay a make-whole premium on notes converted in connection with a make-whole fundamental change by increasing the applicable conversion rate on such notes.

The amount of the make-whole premium, if any, will be based on our common stock price and the effective date of the make-whole fundamental change. A description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various common stock prices and make-whole fundamental change effective dates is set forth under “Description of the Notes—Make-Whole Premium Upon a Make-Whole Fundamental Change.”

Repurchase of notes by us at the option of the holders upon a fundamental change	If we undergo a fundamental change (as described in this prospectus supplement), except in certain circumstances, each holder will have the option to require us to repurchase all or any portion of such holder’s notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any.

Ranking	The notes will be unsecured and rank junior in right of payment to our existing and future senior debt, equal in right of payment with our existing and future senior subordinated debt, including without limitation, our outstanding 1.875% senior subordinated convertible notes due 2017, and senior in right of payment to our existing and future subordinated debt. As of June 30, 2013, we had approximately $109.8 million in senior debt outstanding. Because the notes will be subordinated to our existing and future senior debt, in the event of bankruptcy, liquidation, dissolution or acceleration of payment on the senior debt, holders of the notes will not receive any payment until holders of the senior debt have been paid in full. The indentures under which the notes will be issued will not prevent us or our subsidiaries from incurring additional senior debt or other obligations.

Use of proceeds	We intend to use approximately $27.03 million of the net proceeds of this offering to fund payment of the cost of the capped call transactions described below that we expect to enter into with the hedge counterparties.

If the underwriters exercise their option to purchase additional notes, we will use a portion of the net proceeds from the sale of additional notes to fund our entry into additional capped call transactions with the hedge counterparties.

We intend to apply the remaining net proceeds of this offering for general corporate purposes, including working capital and research and development. We reserve the right, at our sole discretion, to reallocate our use of proceeds in response to these and other factors, including to fund future business development transactions or the acquisition of other assets. Accordingly, our management will have significant flexibility in applying these proceeds. Until we use the net proceeds of this offering, we intend to invest the funds in short-term, interest bearing instruments or other investment grade securities.

Capped call transactions	In connection with the pricing of each of the 2018 notes and the 2020 notes, we expect to enter into privately-negotiated capped call transactions with respect to 50% of the principal amount of the 2018 notes and 50% of the principal amount of the 2020 notes with one or more of the underwriters or their affiliates or persons unrelated to this offering (the “hedge counterparties”). The capped call transactions are generally expected to reduce potential dilution to the common stock upon conversion of the relevant notes in excess of the principal amount of such converted notes. If the underwriters exercise their option to purchase additional notes, we intend to enter into additional capped call transactions with the hedge counterparties with respect to 50% of the principal amount of such additional notes.

In connection with establishing their initial hedges of the capped call transactions, the hedge counterparties (or their affiliates) expect to enter into various derivative transactions with respect to the common stock concurrently with, and/or purchase the common stock shortly after, the pricing of the relevant notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of the relevant notes and/or the common stock concurrently with, or shortly after, the pricing of the relevant notes.

In addition, the hedge counterparties (or their affiliates) are likely to modify their hedge positions by entering into or unwinding various derivative transactions with respect to the common stock and/or by purchasing or selling the common stock or other securities of ours in secondary market transactions following the pricing of the relevant notes and prior to the maturity of the relevant notes (and are likely to do so during the settlement averaging period under the relevant capped call transactions, which precedes the maturity date, and on or around any earlier conversion date related to a conversion of the relevant notes).

The effect, if any, of any of these transactions and activities on the market price of the common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of the common stock, which could affect the value of the notes and value of the common stock, if any, you receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the hedge counterparties or their affiliates in connection with the capped call transactions, see “Risk Factors—Risks Related to the Notes and Our Common Stock—The capped call transactions may affect the value of the notes and the common stock.”

Form and denomination	The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there is currently no public market.

NASDAQ symbol for common stock	Our common stock is listed on the NASDAQ Global Select Market under the symbol “BMRN.”

Certain material U.S. federal income tax considerations.	The notes and the shares of our common stock issuable upon conversion of the notes will be subject to special and complex U.S. federal income tax rules. Holders are encouraged to consult their tax advisors as to the U.S. federal, state, local or other tax consequences of acquiring, owning and disposing of the notes.

Risk factors	See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in the notes involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the following risk factors, together with all of the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the value of the notes to decline, and you may lose all or part of your investment.

Risk Related to Our Business

If we fail to obtain or maintain regulatory approval to commercially market and sell our drugs, or if approval is delayed, we will be unable to generate revenue from the sale of these products, our potential for generating positive cash flow will be diminished, and the capital necessary to fund our operations will be increased.

We must obtain and maintain regulatory approval to market and sell our drug products in the U.S. and in jurisdictions outside of the U.S. In the U.S., we must obtain FDA approval for each drug that we intend to commercialize. The FDA approval process is typically lengthy and expensive, and approval is never certain. Products distributed abroad are also subject to government regulation by international regulatory authorities. Naglazyme, Aldurazyme and Kuvan have received regulatory approval to be commercially marketed and sold in the U.S., EU and other countries. Firdapse has received regulatory approval to be commercially marketed only in the EU. Although we announced in November 2012 that our Phase 3 study of Vimizim™, an enzyme replacement therapy for patients with MPS IVA (Morquio Syndrome), had met its primary endpoint, Vimizim has not received regulatory approval in the U.S., EU or any other jurisdiction and may never receive approval. Also, even if we receive priority review timelines from the FDA for Vimizim, there is no assurance that the FDA will comply with such timelines, and there may be delays and ultimately the FDA may decide not to approve Vimizim.

As part of the recent reauthorization of the Prescription Drug User Fee Act (PDUFA), new biologics are included in a new product review program intended to enhance FDA-sponsor communications to lead to greater first-cycle approval decisions. As part of this program, applications for new biologics are subject to either a 12-month standard or 8-month priority review period that begins from the date of application submission. However, since this is a new product review program and no products have completed this new review process, the priority review period may take longer than eight months and the standard review period may take longer than 12 months. Similarly, although the EMA has an accelerated approval process, the timelines mandated by the regulations are subject to the possibility of substantial delays.

In addition, the FDA and its international equivalents have substantial discretion over the approval process for pharmaceutical products. As such, these regulatory agencies may in the end not agree that we have demonstrated the requisite level of product safety and efficacy to grant approval and may require additional data. The FDA has scheduled the Advisory Committee meeting for November 19, 2013 to review the clinical trial data for Vimizim. The FDA and the Advisory Committee will be reviewing a number of risk benefit questions including whether the magnitude and durability of effect demonstrated in the clinical studies are sufficient for a chronic condition and potentially life long therapy. Although the FDA is not bound by the recommendations of an Advisory Committee, it typically follows such recommendations. We cannot provide any assurance as to the timing of, and the determinations to be made by, the FDA or the Advisory Committee following any such meeting. If we fail to obtain regulatory approval for our product candidates, including Vimizim, we will be unable to market and sell those drug products. Because of the risks and uncertainties in pharmaceutical development, our product candidates could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. We also rely on independent third-party contract research organizations, or CROs, to file some of our ex-U.S. and ex-EU marketing applications and important aspects of the services performed for us by the CROs are out of our direct control. If we fail to adequately manage our CROs, if the CRO elects to prioritize work on our projects below other projects or if there is any dispute or disruption in our relationship with our CROS, the filing of our applications may be delayed.

From time to time during the regulatory approval process for our products and our product candidates, we engage in discussions with the FDA and comparable international regulatory authorities regarding the regulatory requirements for our development programs. To the extent appropriate, we accommodate the requests of the regulatory authorities and, to date, we have generally been able to reach reasonable accommodations and resolutions regarding the underlying issues. However, we are often unable to determine the outcome of such deliberations until they are final. If we are unable to effectively and efficiently resolve and comply with the inquiries and requests of the FDA and other non-U.S. regulatory authorities, the approval of our product candidates may be delayed and their value may be reduced.

After any of our products receive regulatory approval, they remain subject to ongoing regulation, which can impact, among other things product labeling, manufacturing practices, adverse event reporting, storage, expiration, distribution, advertising and promotion, and record keeping. If we do not comply with the applicable regulations, the range of possible sanctions includes issuance of adverse publicity, product recalls or seizures, fines, total or partial suspensions of production and/or distribution, suspension of marketing applications, and enforcement actions, including injunctions and civil or criminal prosecution. The FDA and comparable international regulatory agencies can withdraw a product’s approval under some circumstances, such as the failure to comply with regulatory requirements or unexpected safety issues. Further, the FDA often requires post-marketing testing and surveillance to monitor the effects of approved products. The FDA and comparable international regulatory agencies may condition approval of our product candidates on the completion of such post-marketing clinical studies. These post-marketing studies may suggest that a product causes undesirable side effects or may present a risk to the patient. If data we collect from post-marketing studies suggest that one of our approved products may present a risk to safety, the government authorities could withdraw our product approval, suspend production or place other marketing restrictions on our products. If regulatory sanctions are applied or if regulatory approval is delayed or withdrawn, the value of our company and our operating results will be adversely affected. Additionally, we will be unable to generate revenue from the sale of these products, our potential for generating positive cash flow will be diminished and the capital necessary to fund our operations will be increased.

If we fail to obtain or maintain orphan drug exclusivity for some of our products, our competitors may sell products to treat the same conditions and our revenues will be reduced.

As part of our business strategy, we intend to develop some drugs that may be eligible for FDA and EU orphan drug designation. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is intended to treat a rare disease or condition, defined as a patient population of fewer than 200,000 in the U.S. The company that first obtains FDA approval for a designated orphan drug for a given rare disease receives marketing exclusivity for use of that drug for the stated condition for a period of seven years. Orphan drug exclusive marketing rights may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug. Similar regulations are available in the EU with a ten-year period of market exclusivity.

Because the extent and scope of patent protection for some of our drug products is limited, orphan drug designation is especially important for our products that are eligible for orphan drug designation. For eligible drugs, we plan to rely on the exclusivity period under the Orphan Drug Act to maintain a competitive position. If we do not obtain orphan drug exclusivity for our drug products that do not have broad patent protection, our competitors may then sell the same drug to treat the same condition and our revenues will be reduced.

Even though we have obtained orphan drug designation for certain of our products and product candidates and even if we obtain orphan drug designation for our future product candidates, due to the uncertainties associated with developing pharmaceutical products, we may not be the first to obtain marketing approval for any particular orphan indication. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug, nor gives the drug any advantage in the regulatory review or approval process.

We may face competition from biological products approved through an abbreviated regulatory pathway.

Our Naglazyme and Aldurazyme products, as well as certain of our product candidates, including Vimizim, are regulated by the FDA as biologics under the Federal Food, Drug and Cosmetic Act, or the FDC Act, and the Public Health Service Act. Biologics require the submission of a Biologics License Application (BLA), and approval by the FDA prior to being marketed in the U.S. Historically, a biologic product approved under a BLA was not subject to the generic drug review and approval provisions of the FDC Act. However, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the PPACA, created a regulatory pathway for the abbreviated approval for biological products that are demonstrated to be “biosimilar” or “interchangeable” with an FDA-approved biological product. In order to meet the standard of interchangeability, a sponsor must demonstrate that the biosimilar product can be expected to produce the same clinical result as the reference product, and for a product that is administered more than once, that the risk of switching between the reference product and biosimilar product is not greater than the risk of maintaining the patient on the reference product. Such biosimilars would reference biological products approved in the U.S. The law establishes a period of 12 years of data exclusivity for reference products, which protects the data in the original BLA by prohibiting sponsors of biosimilars from gaining FDA approval based in part on reference to data in the original BLA. Our products approved under BLAs, as well as products in development that may be approved under BLAs, could be reference products for such abbreviated BLAs.

To obtain regulatory approval to market our products, preclinical studies and costly and lengthy preclinical and clinical trials are required and the results of the studies and trials are highly uncertain.

As part of the regulatory approval process, we must conduct, at our own expense, preclinical studies in the laboratory and clinical trials on humans for each product candidate. We expect the number of preclinical studies and clinical trials that the regulatory authorities will require will vary depending on the product candidate, the disease or condition the drug is being developed to address and regulations applicable to the particular drug. Generally, the number and size of clinical trials required for approval increases based on the expected patient population that may be treated with a drug. We may need to perform multiple preclinical studies using various doses and formulations before we can begin clinical trials, which could result in delays in our ability to market any of our product candidates. Furthermore, even if we obtain favorable results in preclinical studies, the results in humans may be significantly different. After we have conducted preclinical studies, we must demonstrate that our drug products are safe and efficacious for use in the targeted human patients in order to receive regulatory approval for commercial sale.

Adverse or inconclusive clinical results would stop us from filing for regulatory approval of our product candidates. Additional factors that can cause delay or termination of our clinical trials include:

•	slow or insufficient patient enrollment;

•	slow recruitment of, and completion of necessary institutional approvals at, clinical sites;

•	longer treatment time required to demonstrate efficacy;

•	lack of sufficient supplies of the product candidate;

•	adverse medical events or side effects in treated patients;

•	lack of effectiveness of the product candidate being tested; and

•	regulatory requests for additional clinical trials or pre-clinical studies.

Typically, if a drug product is intended to treat a chronic disease, as is the case with some of our product candidates, safety and efficacy data must be gathered over an extended period of time, which can range from nine months to three years or more. We also rely on independent third-party contract research organizations, or CROs, to perform most of our clinical studies and many important aspects of the services performed for us by the CROs are out of our direct control. If we fail to adequately manage our CROs, or if there is any dispute or disruption in our relationship with our CROs, our clinical trials may be delayed. Moreover, in our regulatory submissions, we rely on the quality and validity of the clinical work performed by third-party CROs. If any of our CROs’ processes, methodologies or results were determined to be invalid or inadequate, our own clinical data and results and related regulatory approvals could adversely be impacted.

If we continue to incur operating losses for a period longer than anticipated, we may be unable to continue our operations at planned levels and be forced to reduce our operations.

Since we began operations in March 1997, we have been engaged in very substantial research and development and operated at a net loss until 2008. Although we were profitable in 2008 and 2010, we operated at a net loss in 2009, 2011 and 2012. Based upon our current plan for investments in research and development for existing and new programs, we expect to operate at a net loss for at least the next 12 months. Our future profitability depends on our marketing and selling of Naglazyme, Kuvan and Firdapse, the successful continued commercialization of Aldurazyme by Genzyme, the receipt of regulatory approval of our product candidates, our ability to successfully manufacture and market any approved drugs, either by ourselves or jointly with others, our spending on our development programs and the impact of any possible future business development transactions. The extent of our future losses and the timing of profitability are highly uncertain. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce our operations.

If we fail to comply with manufacturing regulations, our financial results and financial condition will be adversely affected.

Before we can begin commercial manufacture of our products, we, or our contract manufacturers, must obtain regulatory approval of our manufacturing facilities, processes and quality systems. In addition, our pharmaceutical manufacturing facilities are continuously subject to inspection by the FDA and international regulatory authorities, before and after product approval. Our manufacturing facilities in the U.S. have been approved by the FDA, the European Commission (EC), and health agencies in other countries for the manufacture of Aldurazyme and Naglazyme. The manufacturing facility located in Shanbally, Cork, Ireland that we purchased in 2011has not yet been approved by the FDA or EMA. In addition, our third-party manufacturers’ facilities involved with the manufacture of Naglazyme, Kuvan, Firdapse and Aldurazyme have also been inspected and approved by various regulatory authorities.

Due to the complexity of the processes used to manufacture our products and product candidates, we may be unable to continue to pass or initially pass federal or international regulatory inspections in a cost effective manner. For the same reason, any potential third-party manufacturer of Naglazyme, Kuvan, Aldurazyme and Firdapse or our product candidates may be unable to comply with GMP regulations in a cost effective manner and may be unable to initially or continue to pass a federal or international regulatory inspection.

If we, or third-party manufacturers with whom we contract, are unable to comply with manufacturing regulations, we may be subject to fines, unanticipated compliance expenses, recall or seizure of our products, total or partial suspension of production and/or enforcement actions, including injunctions, and criminal or civil prosecution. These possible sanctions would adversely affect our financial results and financial condition.

If we fail to obtain the capital necessary to fund our operations, our financial results and financial condition will be adversely affected and we will have to delay or terminate some or all of our product development programs.

As of June 30, 2013, we had cash, cash equivalents and short and long-term investments totaling $524.4 million. We may require additional financing to fund our future operations, including the commercialization of our approved drugs and drug product candidates currently under development, preclinical studies and clinical trials, and potential licenses and acquisitions. We may be unable to raise additional financing, if needed, due to a variety of factors, including our financial condition, the status of our product programs, and the general condition of the financial markets. If we fail to raise additional financing if we need such funds, we may have to delay or terminate some or all of our product development programs and our financial condition and operating results will be adversely affected.

We expect to continue to spend substantial amounts of capital for our operations for the foreseeable future. The amount of capital we will need depends on many factors, including:

•	our ability to successfully market and sell Naglazyme, Kuvan and Firdapse;

•	Genzyme’s ability to continue to successfully commercialize Aldurazyme;

•	the progress and success of our preclinical studies and clinical trials (including studies and the manufacture of materials);

•	the timing, number, size and scope of our preclinical studies and clinical trials;

•	the time and cost necessary to obtain regulatory approvals and the costs of post-marketing studies which may be required by regulatory authorities;

•	the time and cost necessary to develop commercial manufacturing processes, including quality systems, and to build or acquire manufacturing capabilities;

•	the progress of research programs carried out by us;

•

our possible achievement of milestones identified in our purchase agreements with the former stockholders of LEAD Therapeutics, Inc., ZyStor, Huxley Pharmaceuticals, Inc., and Zacharon Pharmaceuticals Inc. that trigger related milestone payments;

•

any changes made to, or new developments in, our existing collaborative, licensing and other commercial relationships or any new collaborative, licensing and other commercial relationships that we may establish; and

•	whether our convertible debt is converted to common stock in the future.

Moreover, our fixed expenses such as rent, license payments, interest expense and other contractual commitments are substantial and may increase in the future. These fixed expenses may increase because we may enter into:

•	additional licenses and collaborative agreements;

•	additional contracts for product manufacturing; and

•	additional financing facilities.

We may need to raise additional funds from equity or debt securities, loans or collaborative agreements if we are unable to satisfy our liquidity requirements. The sale of additional securities may result in additional dilution to our stockholders. Furthermore, additional financing may not be available in amounts or on terms satisfactory to us or at all. This could result in the delay, reduction or termination of our research, which could harm our business.

If we are unable to successfully develop and maintain manufacturing processes for our drug products to produce sufficient quantities at acceptable costs, we may be unable to meet demand for our products and lose potential revenue, have reduced margins or be forced to terminate a program.

Due to the complexity of manufacturing our products, we may not be able to manufacture drug products successfully with a commercially viable process or at a scale large enough to support their respective commercial markets or at acceptable margins.

The development of commercially viable manufacturing processes typically is very difficult to achieve and is often very expensive and may require extended periods of time. Changes in manufacturing processes (including manufacturing cell lines), equipment or facilities may require us to complete clinical trials to receive regulatory approval of any manufacturing improvements. Also, we may be required to demonstrate product comparability between a biological product made after a manufacturing change and the product made before implementation of the change through additional types of analytical and functional testing or may have to complete additional clinical studies. Also, if we contract for manufacturing services with an unproven process, our contractor is subject to the same uncertainties, high standards and regulatory controls, and may therefore experience difficulty if further process development is necessary.

Even a developed manufacturing process can encounter difficulties. Problems may arise during manufacturing for a variety of reasons, including human error, mechanical breakdowns, problems with raw materials and cell banks, malfunctions of internal information technology systems, and other events that cannot always be prevented or anticipated. Many of the processes include biological systems, which add significant complexity, as compared to chemical synthesis. We expect that, from time to time, consistent with biotechnology industry expectations, certain production lots will fail to produce product that meets our quality control release acceptance criteria. To date, our historical failure rates for all of our product programs, including Naglazyme, Aldurazyme and Vimizim, have been within our expectations, which are based on industry norms. If the failure rate increased substantially, we could experience increased costs, lost revenue, damage to customer relations, time and expense investigating the cause and, depending upon the cause, similar losses with respect to other lots or products. If problems are not discovered before the product is released to the market, recall and product liability costs may also be incurred.

In order to produce product within our time and cost parameters, we must continue to produce product within our expected success rate and yield expectations. Because of the complexity of our manufacturing processes, it may be difficult or impossible for us to determine the cause of any particular lot failure and we must effectively take corrective action in response to any failure in a timely manner.

Although we have entered into contractual relationships with third-party manufacturers to produce the active ingredient in Kuvan and Firdapse, if those manufacturers are unwilling or unable to fulfill their contractual obligations, we may be unable to meet demand for these products or sell these products at all and we may lose potential revenue. We have contracts for the production of final product for Kuvan and Firdapse. We also rely on third-parties for portions of the manufacture of Naglazyme and Aldurazyme. If those manufacturers are unwilling or unable to fulfill their contractual obligations or satisfy demand outside of or in excess of the contractual obligations, we may be unable to meet demand for these products or sell these products at all and we may lose potential revenue. Further, the availability of suitable contract manufacturing capacity at scheduled or optimum times is not certain.

In addition, our manufacturing processes subject us to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of hazardous materials and wastes resulting from their use. We may incur significant costs in complying with these laws and regulations.

If we are unable to effectively address manufacturing issues, we may be unable to meet demand for our products and lose potential revenue, have reduced margins, or be forced to terminate a program.

Our manufacturing facility for Naglazyme, Aldurazyme and Vimizim is located near known earthquake fault zones, and the occurrence of an earthquake or other catastrophic disaster could cause damage to our facility and equipment, or that of our third-party manufacturers or single-source suppliers, which could materially impair our ability to manufacture Naglazyme, Aldurazyme and Vimizim or our third-party manufacturer’s ability to manufacture Kuvan or Firdapse.

Our Galli Drive facility located in Novato, California is currently our only manufacturing facility for Naglazyme, Aldurazyme and Vimizim. It is located in the San Francisco Bay Area near known earthquake fault zones and is vulnerable to significant damage from earthquakes. We and the third-party manufacturers with whom we contract and our single-source suppliers of raw materials, which include many of our critical raw materials, are also vulnerable to damage from other types of disasters, including fires, floods, power loss and similar events. If any disaster were to occur, or any terrorist or criminal activity caused significant damage to our facilities or the facilities of our third-party manufacturers and suppliers, our ability to manufacture Naglazyme, Aldurazyme and Vimizim, or to have Kuvan or Firdapse manufactured, could be seriously, or potentially completely impaired, and our commercialization efforts and revenue could be seriously impaired. The insurance that we carry, the inventory that we maintain and our risk mitigation plans may not be adequate to cover our losses resulting from disasters or other business interruptions.

Supply interruptions may disrupt our inventory levels and the availability of our products and cause delays in obtaining regulatory approval for our product candidates, or harm our business by reducing our revenues.

Numerous factors could cause interruptions in the supply of our finished products, including:

•	timing, scheduling and prioritization of production by our contract manufacturers or a breach of our agreements by our contract manufacturers;

•	labor interruptions;

•	changes in our sources for manufacturing;

•	the timing and delivery of shipments;

•	our failure to locate and obtain replacement manufacturers as needed on a timely basis; and

•	conditions affecting the cost and availability of raw materials.

Any interruption in the supply of finished products could hinder our ability to distribute finished products to meet commercial demand.

With respect to our product candidates, production of product is necessary to perform clinical trials and successful registration batches are necessary to file for approval to commercially market and sell product candidates. Delays in obtaining clinical material or registration batches could delay regulatory approval for our product candidates.

Because the target patient populations for our products are small, we must achieve significant market share and maintain high per-patient prices for our products to achieve profitability.

All of our products target diseases with small patient populations. As a result, our per-patient prices must be relatively high in order to recover our development and manufacturing costs and achieve profitability. For Naglazyme and Vimizim, if approved, we must market worldwide to achieve significant market penetration of the product. In addition, because the number of potential patients in the disease populations are small, it is not only important to find patients who begin therapy to achieve significant market penetration of the product, but we also need to be able to maintain these patients on therapy for an extended period of time. Due to the expected costs of treatment for our products for genetic diseases, we may be unable to maintain or obtain sufficient market share at a price high enough to justify our product development efforts and manufacturing expenses.

If we fail to obtain an adequate level of coverage and reimbursement for our drug products by third-party payers, the sales of our drugs would be adversely affected or there may be no commercially viable markets for our products.

The course of treatment for patients using our products is expensive. We expect patients to need treatment for extended periods, and for some products throughout the lifetimes of the patients. We expect that most families of patients will not be capable of paying for this treatment themselves. There will be no commercially viable market for our products without coverage and reimbursement from third-party payers. Additionally, even if there is a commercially viable market, if the level of reimbursement is below our expectations, our revenue and gross margins will be adversely affected.

Third-party payers, such as government or private health care insurers, carefully review and increasingly challenge the prices charged for drugs. Reimbursement rates from private companies vary depending on the third-party payer, the insurance plan and other factors. Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis.

Reimbursement in the EU must be negotiated on a country-by-country basis and in many countries the product cannot be commercially launched until reimbursement is approved. The timing to complete the negotiation process in each country is highly uncertain, and in some countries, we expect that it may exceed 12 months.

For our future products, we will not know what the reimbursement rates will be until we are ready to market the product and we actually negotiate the rates. If we are unable to obtain sufficiently high reimbursement rates for our products, they may not be commercially viable or our future revenues and gross margins may be adversely affected.

A significant portion of our international sales are made based on special access programs, and changes to these programs could adversely affect our product sales and revenue in these countries.

We make a significant portion of our international sales of Naglazyme through special access or “named patient” programs, which do not require full product approval. We expect to also utilize these programs for Vimizim. The specifics of the programs vary from country to country. Generally, special approval must be obtained for each patient. The approval normally requires an application or a lawsuit accompanied by evidence of medical need. Generally, the approvals for each patient must be renewed from time to time.

These programs are not well defined in some countries and are subject to changes in requirements and funding levels. Any change to these programs could adversely affect our ability to sell our products in those countries and delay sales. If the programs are not funded by the respective government, there could be insufficient funds to pay for all patients. Further, governments have in the past undertaken and may in the future undertake, unofficial measures to limit purchases of our products, including initially denying coverage for purchasers, delaying orders and denying or taking excessively long to approve customs clearance. Any such actions could materially delay or reduce our revenues from such countries.

Without the special access programs, we would need to seek full product approval to commercially market and sell our products. This can be an expensive and time-consuming process and may subject our products to additional price controls. Because the number of patients is so small in some countries, it may not be economically feasible to seek and maintain a full product approval, and therefore the sales in such country would be permanently reduced or eliminated. For all of these reasons, if the special access programs that we are currently using are eliminated or restricted, our revenues could be adversely affected.

If we fail to compete successfully with respect to product sales, we may be unable to generate sufficient sales to recover our expenses related to the development of a product program or to justify continued marketing of a product and our revenue could be adversely affected.

Our competitors may develop, manufacture and market products that are more effective or less expensive than ours. They may also obtain regulatory approvals for their products faster than we can obtain them (including those products with orphan drug designation) or commercialize their products before we do. If we do not compete successfully, our revenue would be adversely affected, and we may be unable to generate sufficient sales to recover our expenses related to the development of a product program or to justify continued marketing of a product.

Government price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our current and future products, which would adversely affect our revenue and results of operations.

We expect that coverage and reimbursement may be increasingly restricted both in the U.S. and internationally. The escalating cost of health care has led to increased pressure on the health care industry to reduce costs. Governmental and private third-party payers have proposed health care reforms and cost reductions. A number of federal and state proposals to control the cost of health care, including the cost of drug treatments, have been made in the U.S. In some international markets, the government controls the pricing, which can affect the profitability of drugs. Current government regulations and possible future legislation regarding health care may affect coverage and reimbursement for medical treatment by third-party payers, which may render our products not commercially viable or may adversely affect our future revenues and gross margins.

International operations are also generally subject to extensive price and market regulations, and there are many proposals for additional cost-containment measures, including proposals that would directly or indirectly impose additional price controls or mandatory price cuts or reduce the value of our intellectual property portfolio.

As part of these cost containment measures, some countries have imposed or threatened to impose revenue caps limiting the annual volume of sales of Naglazyme. To the extent that these caps are significantly below actual demand, our future revenues and gross margins may be adversely affected.

We cannot predict the extent to which our business may be affected by these or other potential future legislative or regulatory developments. However, future price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our current and future products, which would adversely affect our revenue and results of operations.

Government health care reform could increase our costs, and would adversely affect our revenue and results of operations.

Our industry is highly regulated and changes in law may adversely impact our business, operations or financial results. The PPACA is a sweeping measure intended to expand healthcare coverage within the U.S., primarily through the imposition of health insurance mandates on employers and individuals and expansion of the Medicaid program.

Several provisions of the new law, which have varying effective dates, may affect us and will likely increase certain of our costs. For example, the Medicaid rebate rate was increased and the volume of rebated drugs has been expanded to include beneficiaries in Medicaid managed care organizations. Among other things, the PPACA also expanded the 340B drug discount program (excluding orphan drugs), including the creation of new penalties for non-compliance; included a 50% discount on brand name drugs for Medicare Part D participants in the coverage gap, or “donut hole,” and imposed a new fee on certain manufacturers and importers of branded prescription drugs (excluding orphan drugs under certain conditions). The law also revised the definition of “average manufacturer price” for reporting purposes, which could increase the amount of the Medicaid drug rebates paid to states.

In addition, other legislative changes have been proposed and adopted since PPACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect on April 1, 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and accordingly, our financial operations.

We anticipate that PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and an additional downward pressure on the reimbursement our customers may receive for our products. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.

We face credit risks from customers that may adversely affect our results of operations.

Our product sales to government-owned or supported customers in various countries outside of the U.S. are subject to significant payment delays due to government funding and reimbursement practices. This has resulted and may continue to result in an increase in days sales outstanding due to the average length of time that we have accounts receivable outstanding. If significant changes were to occur in the reimbursement practices of these governments or if government funding becomes unavailable, we may not be able to collect on amounts due to us from these customers and our results of operations would be adversely affected.

If we are found in violation of federal or state “fraud and abuse” laws, we may be required to pay a penalty or be suspended from participation in federal or state health care programs, which may adversely affect our business, financial condition and results of operation.

We are subject to various federal and state health care “fraud and abuse” laws, including anti-kickback laws, false claims laws and laws related to ensuring compliance. The federal health care program anti-kickback statute makes it illegal for any person, including a pharmaceutical company, to knowingly and willfully offer, solicit, pay or receive any remuneration, directly or indirectly, in exchange for or to induce the referral of business, including the purchase, order or prescription of a particular drug, for which payment may be made under federal health care programs, such as Medicare and Medicaid. Under federal government regulations, certain arrangements, or safe harbors, are deemed not to violate the federal anti-kickback statute. However, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration not intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability, although we seek to comply with these safe harbors. Violations of the anti-kickback statute are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs.

Federal and state false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. Under the Health Insurance Portability and Accountability Act of 1996, we also are prohibited from knowingly and willfully executing a scheme to defraud any health care benefit program, including private payers, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines and imprisonment.

Many states have adopted laws similar to the federal anti-kickback statute, some of which apply to referral of patients for health care services reimbursed by any source, not just governmental payers.

Substantial new provisions affecting compliance also have been adopted, which may require us to modify our business practices with health care practitioners. PPACA, among other things, requires drug manufacturers to collect and report information on payments or transfers of value to physicians and teaching hospitals, as well as investment interests held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information may result in civil monetary penalties. The CMS has issued a final rule that requires manufacturers to begin collecting required information on August 1, 2013 with the first reports due March 31, 2014 (and by the 90th day of each calendar year thereafter) and publication of the reported data in a searchable form on a public website beginning September 30, 2014.

In addition, there has been a recent trend of increased state regulation of payments made to physicians. Certain states mandate implementation of compliance programs, compliance with the Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and the PhRMA Code on Interactions with Healthcare Professionals, and/or the tracking and reporting of gifts, compensation, and other remuneration to physicians. The shifting compliance environment and the need to implement systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a pharmaceutical manufacturer may violate one or more of the requirements.

While we believe we have structured our business arrangements to comply with these laws, because of the breadth of these laws, the narrowness of available statutory and regulatory exceptions and the increased focus by law enforcement agencies in enforcing such laws, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the PPACA, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Moreover, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the False Claims Act. If we are found in violation of one of these laws, we may be subject to criminal, civil or administrative sanctions, including debarment, suspension or exclusion from participation in federal or state health care programs, any of which could adversely affect our business, financial condition and results of operation.

We conduct a significant amount of our sales and operations outside of the U.S., which subjects us to additional business risks that could adversely affect our revenue and results of operations.

A significant portion of the sales of Aldurazyme and Naglazyme and all of the sales of Firdapse are generated from countries other than the United States. Additionally, we have operations in several European countries, Brazil, other Latin American countries, Turkey and Asia. We expect that we will continue to expand our international operations in the future. International operations inherently subject us to a number of risks and uncertainties, including:

•	changes in international regulatory and compliance requirements that could restrict our ability to manufacture, market and sell our products;

•	political and economic instability;

•	diminished protection of intellectual property in some countries outside of the U.S.;

•	trade protection measures and import or export licensing requirements;

•	difficulty in staffing and managing international operations;

•	differing labor regulations and business practices;

•	potentially negative consequences from changes in or interpretations of tax laws;

•	changes in international medical reimbursement policies and programs;

•	financial risks such as longer payment cycles, difficulty collecting accounts receivable and exposure to fluctuations in foreign currency exchange rates; and

•

regulatory and compliance risks that relate to maintaining accurate information and control over sales and distributors’ and service providers’ activities that may fall within the purview of the Foreign Corrupt Practices Act.

Any of these factors may, individually or as a group, have a material adverse effect on our business and results of operations.

As we continue to expand our existing international operations, we may encounter new risks. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with qualified local distributors and trading companies. If we are not successful in developing and maintaining these relationships, we may not be able to grow sales in these geographic regions. These or other similar risks could adversely affect our revenue and profitability.

If we are unable to protect our proprietary technology, we may not be able to compete as effectively.

Where appropriate, we seek patent protection for certain aspects of our technology. Patent protection may not be available for some of the products we are developing. If we must spend significant time and money protecting or enforcing our patents, designing around patents held by others or licensing, potentially for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed.

The patent positions of biopharmaceutical products are complex and uncertain. The scope and extent of patent protection for some of our products and product candidates are particularly uncertain because key information on some of our product candidates has existed in the public domain for many years. The composition and genetic sequences of animal and/or human versions of Naglazyme, Aldurazyme, and many of our product candidates have been published and are believed to be in the public domain. The chemical structure of BH4 (the active ingredient in Kuvan) and 3,4-DAP (the active ingredient in Firdapse) have also been published. Publication of this information may prevent us from obtaining or enforcing patents relating to our products and product candidates, including without limitation composition-of-matter patents, which are generally believed to offer the strongest patent protection.

We own or have licensed patents and patent applications related to Naglazyme, Kuvan, Aldurazyme and Firdapse and certain of our product candidates, including Vimizim. However, these patents and patent applications do not ensure the protection of our intellectual property for a number of reasons, including without limitation the following:

•

With respect to pending patent applications, unless and until actually issued, the protective value of these applications is impossible to determine. We do not know whether our patent applications will result in issued patents.

•

Competitors may interfere with our patent process in a variety of ways. Competitors may claim that they invented the claimed invention prior to us or that they filed their application for a patent on a claimed invention before we did. Competitors may also claim that we are infringing on their patents and therefore we cannot practice our technology. Competitors may also contest our patents by showing the patent examiner or a court that the invention was not original, was not novel or was obvious, for example. In litigation, a competitor could claim that our issued patents are not valid or are unenforceable for a number of reasons. If a court agrees, we would not be able to enforce that patent. We have no meaningful experience with competitors interfering with or challenging the validity or enforceability of our patents or patent applications.

•

Enforcing patents is expensive and may absorb significant time of our management. Management would spend less time and resources on developing products, which could increase our operating expenses and delay product programs. We may not have the financial ability to sustain a patent infringement action, or it may not be financially reasonable to do so.

•

Receipt of a patent may not provide much, if any, practical protection. For example, if we receive a patent with a narrow scope, then it will be easier for competitors to design products that do not infringe on our patent.

•

The recently enacted America Invents Act, which reformed certain patent laws in the U.S., may create additional uncertainty. Among the significant changes are switching from a “first-to-invent” system to a “first-to-file” system, and the implementation of new procedures that permit competitors to challenge our patents in the U.S. Patent Office after grant.

In addition, competitors may also seek intellectual property protection for their technology. Due to the amount of intellectual property in our field of technology, we cannot be certain that we do not infringe intellectual property rights of competitors or that we will not infringe intellectual property rights of competitors granted or created in the future. For example, if a patent holder believes our product infringes their patent, the patent holder may sue us even if we have received patent protection for our technology. If someone else claims we infringe their intellectual property, we would face a number of issues, including the following:

•	Defending a lawsuit, which takes significant time and resources and can be very expensive.

•	If a court decides that our product infringes a competitor’s intellectual property, we may have to pay substantial damages.

•

With respect to patents, in addition to requiring us to pay substantial damages, a court may prohibit us from making, selling, offering to sell, importing or using our product unless the patent holder licenses the patent to us. The patent holder is not required to grant us a license. If a license is available, it may not be available on commercially reasonable terms. For example, we may have to pay substantial royalties or grant cross licenses to our patents and patent applications.

•	We may need to redesign our product so it does not infringe the intellectual property rights of others.

•	Redesigning our product so it does not infringe the intellectual property rights of competitors may not be possible or could require substantial funds and time.

It is also unclear whether our trade secrets are adequately protected. Our employees, consultants or contractors may unintentionally or willfully disclose trade secrets to competitors. Enforcing a claim that someone else illegally obtained and is using our trade secrets, as with patent litigation, is expensive and time consuming, requires significant resources and the outcome is unpredictable. In addition, courts outside the U.S. are sometimes less willing to protect trade secrets. Furthermore, our competitors may independently develop equivalent knowledge, methods and know-how, in which case we would not be able to enforce our trade secret rights against such competitors.

We may also support and collaborate in research conducted by government organizations, hospitals, universities or other educational institutions. These research partners may be unwilling to grant us any exclusive rights to technology or products derived from these collaborations.

If we do not obtain required licenses or rights, we could encounter delays in our product development efforts while we attempt to design around other patents or may be prohibited from making, using, importing, offering to sell or selling products requiring these licenses or rights. There is also a risk that disputes may arise as to the rights to technology or products developed in collaboration with other parties. If we are not able to resolve such disputes and obtain the licenses or rights we need, we may not be able to develop or market our products.

If our Manufacturing, Marketing and Sales Agreement (MMS Agreement) with Genzyme were terminated, we could be prevented from continuing to commercialize Aldurazyme or our ability to successfully commercialize Aldurazyme would be delayed or diminished.

Either party may terminate the Manufacturing, Marketing and Sales Agreement (MMS Agreement), between Genzyme and us related to Aldurazyme for specified reasons, including if the other party is in material breach of the MMS, has experienced a change of control, as such term is defined in the MMS agreement, or has declared bankruptcy and also is in breach of the MMS. Although we are not currently in breach of the MMS, there is a risk that either party could breach the MMS in the future. Either party may also terminate the MMS upon one year prior written notice for any reason.

If the MMS Agreement is terminated for breach, the breaching party will transfer its interest in BioMarin/Genzyme LLC, or the LLC, to the non-breaching party, and the non-breaching party will pay a specified buyout amount for the breaching party’s interest in Aldurazyme and in the LLC. If we are the breaching party, we would lose our rights to Aldurazyme and the related intellectual property and regulatory approvals. If the MMS Agreement is terminated without cause, the non-terminating party would have the option, exercisable for one year, to buy out the terminating party’s interest in Aldurazyme and in the LLC at a specified buyout amount. If such option is not exercised, all rights to Aldurazyme will be sold and the LLC will be dissolved. In the event of termination of the buyout option without exercise by the non-terminating party as described above, all right and title to Aldurazyme is to be sold to the highest bidder, with the proceeds to be split between Genzyme and us in accordance with our percentage interest in the LLC.

If the MMS Agreement is terminated by either party because the other party declared bankruptcy, the terminating party would be obligated to buy out the other party and would obtain all rights to Aldurazyme exclusively. If the MMS Agreement is terminated by a party because the other party experienced a change of control, the terminating party shall notify the other party, the offeree, of its intent to buy out the offeree’s interest in Aldurazyme and the LLC for a stated amount set by the terminating party at its discretion. The offeree must then either accept this offer or agree to buy the terminating party’s interest in Aldurazyme and the LLC on those same terms. The party who buys out the other party would then have exclusive worldwide rights to Aldurazyme. The Amended and Restated Collaboration Agreement between us and Genzyme will automatically terminate upon the effective date of the termination of the MMS Agreement and may not be terminated independently from the MMS Agreement.

If we were obligated, or given the option, to buy out Genzyme’s interest in Aldurazyme and the LLC, and thereby gain exclusive rights to Aldurazyme, we may not have sufficient funds to do so and we may not be able to obtain the financing to do so. If we fail to buy out Genzyme’s interest, we may be held in breach of the agreement and may lose any claim to the rights to Aldurazyme and the related intellectual property and regulatory approvals. We would then effectively be prohibited from developing and commercializing Aldurazyme. If this happened, not only would our product revenues decrease, but our share price would also decline.

Based on our strategic alliance with Merck Serono, unless Merck Serono “opts in” to the PEG-PAL program, we will not realize any cost sharing for the development expenses, development milestones, or royalties for ex-U.S. sales.

In May 2005, we entered into an agreement with Merck Serono for the further development and commercialization of Kuvan (and any other product containing 6R-BH4) and PEG-PAL for PKU. Pursuant to that agreement, we received development milestones on Kuvan and receive royalties on sales by Merck Serono. Additionally, we may be entitled to development milestones and royalties related to PEG-PAL. However, Merck Serono has “opted out” of the PEG-PAL development program. Unless and until it elects to opt in, it is not obligated to pay any of the milestones related to the program or to reimburse us for any of the development costs. Additionally, even though Merck Serono has opted out, we do not have any right to commercialize PEG-PAL outside of the U.S. and Japan or to grant anyone else such rights.

Merck Serono may elect to opt in at any time. If Merck Serono opts in to the PEG-PAL development program before the unblinding of the first Phase 3 trial for PEG-PAL, it must pay 75% of the Phase 3 costs incurred prior to the opt-in and the $7,000,000 Phase 3 initiation milestone. If it opts in after unblinding of the first Phase 3 trial for PEG-PAL, it must pay 100% of the Phase 3 costs incurred prior to the opt-in and the $7,000,000 Phase 3 initiation milestone. Additionally, in all cases after it opts in to the PEG-PAL development program, Merck Serono would be obligated to pay one half of future development costs under the agreement and any further milestones due under the agreement. If Merck Serono does not opt in, it will not have the right to use any of the clinical or other independently developed data.

We cannot determine when or if Merck Serono will opt in to the PEG-PAL development program. If Merck Serono does not opt in, we will not receive any milestones under the agreement nor will there be any sales outside of the U.S. or Japan generating revenue from royalties or otherwise.

If we fail to compete successfully with respect to acquisitions, joint ventures or other collaboration opportunities, we may be limited in our ability to develop new products and to continue to expand our product pipeline.

Our competitors compete with us to attract organizations for acquisitions, joint ventures, licensing arrangements or other collaborations. To date, several of our product programs have been acquired through acquisitions, such as BMN-701 and BMN-673 and several of our product programs have been developed through licensing or collaborative arrangements, such as Naglazyme, Aldurazyme, Kuvan and Firdapse. These collaborations include licensing proprietary technology from, and other relationships with, academic research institutions. Our future success will depend, in part, on our ability to identify additional opportunities and to successfully enter into partnering or acquisition agreements for those opportunities. If our competitors successfully enter into partnering arrangements or license agreements with academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. Several pharmaceutical and biotechnology companies have already established themselves in the field of genetic diseases. These companies have already begun many drug development programs, some of which may target diseases that we are also targeting, and have already entered into partnering and licensing arrangements with academic research institutions, reducing the pool of available opportunities.

Universities and public and private research institutions also compete with us. While these organizations primarily have educational or basic research objectives, they may develop proprietary technology and acquire patents that we may need for the development of our product candidates. We will attempt to license this proprietary technology, if available. These licenses may not be available to us on acceptable terms, if at all. If we are unable to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to develop new products and to continue to expand our product pipeline.

If generic manufacturers use litigation and regulatory means to obtain approval for generic versions of Kuvan, our revenue and results of operations would be adversely affected.

The Hatch Waxman Act permits the FDA to approve abbreviated new drug applications, or ANDAs, for generic versions of branded drugs. We refer to this process as the “ANDA process.” The ANDA process permits competitor companies to obtain marketing approval for a drug with the same active ingredient for the same uses but does not generally require the conduct and submission of clinical efficacy studies for that product. In place of such clinical studies, an ANDA applicant usually needs only to submit data demonstrating that its product is bioequivalent to the branded product based on pharmacokinetic studies. Pursuant to the Hatch Waxman Act, companies were able to file an ANDA application for the active ingredient in Kuvan at any time after December 2011. At present, we have no information that any other party has filed or has conducted the bioequivalency study necessary to file an ANDA for Kuvan.

The Hatch Waxman Act requires an applicant for a drug that relies, at least in part, on our data regarding the safety and efficacy of Kuvan, to notify us of their application and potential infringement of our patents listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (Orange Book). Upon receipt of a notice alleging that our patents listed in the Orange Book are invalid or not infringed by the proposed competitor product (paragraph iv notice), we would have 45 days to bring a patent infringement suit in federal district court against the company seeking approval for its product. The discovery, trial and appeals process in such suits can take several years. If we commence such a suit alleging infringement of one or more of our Orange Book listed patents within 45 days from receipt of the paragraph iv notice, the Hatch Waxman Act provides a 30-month stay on the FDA’s approval of the competitor’s application. If the litigation is resolved in favor of the applicant or the challenged patent expires during the 30-month stay period, the stay is lifted and the FDA’s review of the application may be completed. Such litigation is often time-consuming, costly and may result in competition if such patent(s) are not upheld or if the competitor does not infringe such patent(s). However, generic versions of Kuvan would be prohibited until the expiration of orphan drug exclusivity in December 2014 or June 2015 if we receive pediatric exclusivity.

The filing of an ANDA application in respect to Kuvan could have an adverse impact on our stock price and litigation to enforce our patents is likely to cost a substantial amount and require significant management attention. If the patents covering Kuvan were not upheld in litigation or if the generic competitor is found to not infringe these patents, the resulting generic competition following the expiration of orphan exclusivity would have a material adverse effect on our revenue and results of operations.

If we do not achieve our projected development goals in the timeframes we announce and expect, the commercialization of our products may be delayed and the credibility of our management may be adversely affected and, as a result, our stock price may decline.

For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings. From time to time, we publicly announce the expected timing of some of these milestones. All of these milestones are based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in many cases for reasons beyond our control. If we do not meet these milestones as publicly announced, the commercialization of our products may be delayed and the credibility of our management may be adversely affected and, as a result, our stock price may decline.

We depend upon our key personnel and our ability to attract and retain employees.

Our future growth and success will depend in large part on our continued ability to attract, retain, manage and motivate our employees. The loss of the services of any member of our senior management or the inability to hire or retain experienced management personnel could adversely affect our ability to execute our business plan and harm our operating results.

Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. In particular, the loss of one or more of our senior executive officers could be detrimental to us if we do not have an adequate succession plan or if we cannot recruit suitable replacements in a timely manner. While our senior executive officers are parties to employment agreements with us, these agreements do not guarantee that they will remain employed with us in the future. In addition, in many cases, these agreements do not restrict our senior executive officers’ ability to compete with us after their employment is terminated. The competition for qualified personnel in the pharmaceutical field is intense, and there is a limited pool of qualified potential employees to recruit. Due to this intense competition, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel. If we are unsuccessful in our recruitment and retention efforts, our business may be harmed.

Our success depends on our ability to manage our growth.

Product candidates that we are currently developing or may acquire in the future may be intended for patient populations that are significantly larger than any of MPS I, MPS VI, PKU or LEMS. In order to continue development and marketing of these products, if approved, we will need to significantly expand our operations. To manage expansion effectively, we need to continue to develop and improve our research and development capabilities, manufacturing and quality capacities, sales and marketing capabilities, financial and administrative systems and standard processes for global operations. Our staff, financial resources, systems, procedures or controls may be inadequate to support our operations and may increase our exposure to regulatory and corruption risks and our management may be unable to manage successfully future market opportunities or our relationships with customers and other third-parties.

Changes in methods of treatment of disease could reduce demand for our products and adversely affect revenues.

Even if our drug products are approved, if doctors elect a course of treatment which does not include our drug products, this decision would reduce demand for our drug products and adversely affect revenues. For example, if gene therapy becomes widely used as a treatment of genetic diseases, the use of enzyme replacement therapy, such as Naglazyme and Aldurazyme in MPS diseases, could be greatly reduced. Changes in treatment method can be caused by the introduction of other companies’ products or the development of new technologies or surgical procedures which may not directly compete with ours, but which have the effect of changing how doctors decide to treat a disease.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities.

We are exposed to the potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceuticals. We maintain insurance against product liability lawsuits for commercial sale of our products and for the clinical trials of our product candidates. Pharmaceutical companies must balance the cost of insurance with the level of coverage based on estimates of potential liability. Historically, the potential liability associated with product liability lawsuits for pharmaceutical products has been unpredictable. Although we believe that our current insurance is a reasonable estimate of our potential liability and represents a commercially reasonable balancing of the level of coverage as compared to the cost of the insurance, we may be subject to claims in connection with our clinical trials and commercial use of Naglazyme, Kuvan, Aldurazyme and Firdapse, or our clinical trials for PEG-PAL, Vimizim, BMN-701, BMN-673, BMN-111 or BMN-190, for which our insurance coverage may not be adequate.

The product liability insurance we will need to obtain in connection with the commercial sales of our product candidates if and when they receive regulatory approval may be unavailable in meaningful amounts or at a reasonable cost. In addition, while we continue to take what we believe are appropriate precautions, we may be unable to avoid significant liability if any product liability lawsuit is brought against us. If we are the subject of a successful product liability claim that exceeds the limits of any insurance coverage we obtain, we may incur substantial charges that would adversely affect our earnings and require the commitment of capital resources that might otherwise be available for the development and commercialization of our product programs.

We rely significantly on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm our ability to operate our business effectively.

We rely significantly on our information technology and manufacturing infrastructure to effectively manage and maintain our inventory and internal reports, to manufacture and ship products to customers and to timely invoice them. Any failure, inadequacy or interruption of that infrastructure or security lapse of that technology, including cybersecurity incidents could harm our ability to operate our business effectively. Our ability to manage and maintain our inventory and internal reports, to manufacture and ship our products to customers and timely invoice them depends significantly on our enterprise resource planning, production management, and other information systems. Cybersecurity attacks in particular are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, misappropriation of our confidential or otherwise protected information and corruption of data. Cybersecurity incidents resulting in the failure of our enterprise resource planning system, production management or other systems to operate effectively or to integrate with other systems, or a breach in security or other unauthorized access of these systems, may affect our ability to manage and maintain our inventory and internal reports, and result in delays in product fulfillment and reduced efficiency of our operations. A breach in security, unauthorized access resulting in misappropriation, theft, or sabotage with respect to our proprietary and confidential information, including research or clinical data could require significant capital investments to remediate any such failure, problem or breach, all of which could adversely affect our business, financial condition and results of operations.

Our business is affected by macroeconomic conditions.

Various macroeconomic factors could adversely affect our business and the results of our operations and financial condition, including changes in inflation, interest rates and foreign currency exchange rates and overall economic conditions and uncertainties, including those resulting from the current and future conditions in the global financial markets. For instance, if inflation or other factors were to significantly increase our business costs, it may not be feasible to pass through price increases on to our customers due to the process by which health care providers are reimbursed for our products by the government. Interest rates, the liquidity of the credit markets and the volatility of the capital markets could also affect the value of our investments and our ability to liquidate our investments in order to fund our operations. We purchase or enter into a variety of financial instruments and transactions, including investments in commercial paper, the extension of credit to corporations, institutions and governments and hedging contracts. If any of the issuers or counter parties to these instruments were to default on their obligations, it could materially reduce the value of the transaction and adversely affect our cash flows.

For the six months ended June 30, 2013, approximately 4% of our net product revenues were from the Southern European countries of Italy, Spain, Portugal and Greece. Approximately 12% of our total accounts receivable as of June 30, 2013 related to such countries and we have included an allowance for doubtful accounts for certain accounts receivable from Greece. If the financial conditions of these countries continues to decline, a substantial portion of the receivables may be uncollectable, which would mean we would have to provide for additional allowances for doubtful accounts or cease selling products in these countries, either of which could adversely affect our results of operations. Additionally, if one or more of these countries were unable to purchase our products, our revenue would be adversely affected.

Interest rates and the ability to access credit markets could also adversely affect the ability of our customers/distributors to purchase, pay for and effectively distribute our products. Similarly, these macroeconomic factors could affect the ability of our contract manufacturers, sole-source or single-source suppliers to remain in business or otherwise manufacture or supply product. Failure by any of them to remain a going concern could affect our ability to manufacture products.

Risks Related to the Notes and Our Common Stock

The notes will be unsecured and subordinated to our existing and future senior debt, which makes the claims of holders of senior debt senior to the claims of holders of the notes.

The notes will be unsecured and subordinated in right of payment to our existing and future senior debt. In the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default and in specific other events, our assets will be available to pay obligations on the notes only after all senior debt and any secured debt has been paid in full in cash or other payment satisfactory to the holders of such indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior or secured debt and such general creditors may recover more, ratably, than the holders of the notes or our other subordinated debt. The indentures will not limit the creation of additional senior debt, secured debt or any other indebtedness. Any significant additional senior or secured debt incurred may also materially adversely impact our ability to service our debt, including the notes. In addition, the holders of our senior debt may, under certain circumstances, restrict or prohibit us from making payments on the notes. As of June 30, 2013, we had approximately $109.8 million in senior debt outstanding. We anticipate that from time to time we may incur additional indebtedness, including senior debt.

The notes contain no financial covenants and limited operational covenants.

The indentures do not contain any financial covenants, restrict our ability to repurchase our securities, pay dividends or make restricted payments or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases the level of our indebtedness. Furthermore, the indentures contain only limited protections in the event of a fundamental change. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” permitting holders to require us to repurchase their notes under the applicable indenture.

The notes are effectively subordinated to the liabilities of our subsidiaries, which may reduce our ability to use the assets of our subsidiaries to make payments on the notes.

The notes are not guaranteed by our subsidiaries and therefore the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us. As of June 30, 2013, our subsidiaries had no indebtedness outstanding (excluding intercompany debt and liabilities and accounts payable incurred in the ordinary course of business).

We may not have the ability to raise the funds necessary to settle conversions of the notes in cash or to repurchase notes for cash pursuant to their terms.

In certain circumstances, you may require us to repurchase all or a portion of your notes in cash. If you were to require us to repurchase your notes, including following certain fundamental changes, we cannot assure you that we will be able to pay the amount required in cash. In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described in under “Description of the Notes—Conversion Rights—Settlement upon Conversion.” Our ability to repurchase the notes or settle conversions of the notes in cash is subject to our liquidity position at the time, and may be limited by law and by indebtedness and agreements that we may enter into in the future, which may replace, supplement or amend our existing or future debt. In addition, if we did not have sufficient cash to meet our obligations, while we could seek to obtain third-party financing to pay for any amounts due in cash upon such events, we cannot be sure that such third-party financing will be available on commercially reasonable terms, if at all. In circumstances in which we were obligated to do so, our failure to repurchase the notes or settle conversions of the notes in cash would constitute an event of default under each indenture under which we issued the notes, which might constitute an event of default under the terms of our other indebtedness at that time.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of the Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock, we would be required to settle a portion or all of our conversion obligation in cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet at the issuance date and the value of the equity component would be treated as debt discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report larger net losses in our financial results because ASC 470-20 will require interest to include both the amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our future financial results, the trading price of our common stock and the trading price of the notes.

The make-whole premium that may be payable upon conversion in connection with a make-whole fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such change in control.

If you convert notes in connection with a make-whole fundamental change, we may be required to pay a make-whole premium by increasing the applicable conversion rate. The make-whole payment is described under “Description of the Notes—Make-Whole Premium Upon a Make-Whole Fundamental Change.” While the make-whole premium is designed to compensate you for the lost option time value of your notes as a result of a make-whole fundamental change, the make-whole amount is only an approximate of such lost value and may not adequately compensate you for such loss. In addition, in some other cases described below under “Description of the Notes—Make-Whole Premium Upon a Make-Whole Fundamental Change,” there will be no such make-whole premium.

Our obligation to increase the applicable conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Because your right to require us to repurchase the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indentures.

The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline. The term “fundamental change” does not apply to transactions in which 90% of the consideration paid for our common stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of the Notes—Repurchase at Option of Holders Upon a Fundamental Change.”

Sales of the common stock issuable upon conversion of the Notes could adversely affect our stock price.

The common stock issuable upon conversion of the notes represents approximately 4% of our outstanding common stock. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock. If you convert your notes into shares of common stock, you will be subject to the same dilution as other holders of shares of common stock, including from subsequent conversions of other notes

The applicable conversion rate of the notes may not be adjusted for all dilutive events.

The applicable conversion rate of the notes is subject to adjustment for certain events, including, among others, the issuance of stock dividends on our common stock, the issuance of rights or warrants to acquire shares of our common stock or securities convertible into shares of our common stock, subdivisions and combinations of our common stock, dividends of our capital stock, certain cash dividends and certain tender or exchange offers. The applicable conversion rate will not be adjusted for other events, such as an issuance of shares of common stock for cash, that may adversely affect the trading price of the notes or our common stock. We cannot assure you that an event that adversely affects the value of the notes, but does not result in an adjustment to the applicable conversion rate, will not occur.

If you hold the notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding July 15, 2018, in the case of the 2018 notes, and July 15, 2020, in the case of the 2020 notes, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume weighted average prices of our common stock for each trading day in a 25 trading-day observation period. As described under “Description of the Notes—Settlement Upon Conversion,” this period would be (i) if the relevant conversion date occurs prior to July 15, 2018, in the case of the 2018 notes, and July 15, 2020, in the case of the 2020 notes, the 25 consecutive trading day period beginning on, and including, the second trading day after such conversion date; and (ii) if the relevant conversion date occurs on or after July 15, 2018, in the case of the 2018 notes, and July 15, 2020, in the case of the 2020 notes, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the applicable maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The U.S. federal income tax treatment of the conversion of the convertible notes into a combination of cash and common stock is uncertain and accordingly you must rely on your own tax advisors in making a determination to purchase the convertible notes.

The tax treatment of the conversion of the notes into a combination of cash and common stock is not entirely clear. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of the notes into a combination of cash and our common stock.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The applicable conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and other actions by us that modify our capital structure. See “Description of the Notes—Conversion Rights.” If the applicable conversion rate is adjusted, under certain circumstances you may be deemed to have received a constructive dividend from us, resulting in ordinary income to you for U.S. federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right. See “Certain Material U.S. Federal Income Tax Considerations.”

An active trading market for the notes may not develop, and you may not be able to sell your notes at attractive prices or at all.

The notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of shares of our common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

We expect that the trading price of the notes will be significantly affected by the trading price of our common stock.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. This may result in greater volatility in the trading price of the notes than would be expected for any non-convertible debt securities we may issue. Holders who receive our common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

An adverse rating of the notes may cause their trading prices to fall.

If a rating agency rates the notes, it may assign a rating that is lower than investors’ expectations. Rating agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

We may issue additional shares of common stock and thereby materially and adversely affect the price of the notes.

We are not restricted from issuing additional shares of common stock during the life of the notes. If we issue additional shares of common stock, the price of our common stock, and in turn, the price of the notes may decline.

Our stock price may be volatile, and an investment in our stock could suffer a decline in value.

Our valuation and stock price since the beginning of trading after our initial public offering have had no meaningful relationship to current or historical earnings, asset values, book value or many other criteria based on conventional measures of stock value. The market price of our common stock will fluctuate due to factors including:

•	product sales and profitability of Naglazyme, Aldurazyme, Kuvan and Firdapse;

•	manufacture, supply or distribution of Naglazyme, Aldurazyme, Kuvan and Firdapse;

•	progress of our product candidates through the regulatory process and our ability to successfully commercialize any such products that receive regulatory approval;

•	results of clinical trials, announcements of technological innovations or new products by us or our competitors;

•	government regulatory action affecting our product candidates or our competitors’ drug products in both the U.S. and non U.S. countries;

•	developments or disputes concerning patent or proprietary rights;

•	general market conditions and fluctuations for the emerging growth and pharmaceutical market sectors;

•	economic conditions in the U.S. or abroad;

•	broad market fluctuations in the U.S., EU or in other parts of the world;

•	actual or anticipated fluctuations in our operating results; and

•	changes in company assessments or financial estimates by securities analysts.

In the past, following periods of large price declines in the public market price of a company’s securities, securities class action litigation has often been initiated against that company. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which would hurt our business. Any adverse determination in litigation could also subject us to significant liabilities. In addition, the current decline in the financial markets and related factors beyond our control, including the credit and mortgage crisis in the U.S. and worldwide, may cause our stock price to decline rapidly and unexpectedly.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

The capped call transactions may affect the value of the notes and the common stock.

In connection with the pricing of each of the 2018 notes and the 2020 notes, we expect to enter into capped call transactions with respect to 50% of the principal amount of the 2018 notes and 50% of the principal amount of the 2020 notes with the hedge counterparties. The capped call transactions will cover, subject to customary anti-dilution adjustments, the aggregate number of shares of common stock underlying the relevant notes and are expected generally to reduce potential dilution to the common stock upon conversion of the relevant notes in excess of the principal amount of such converted notes. If the underwriters exercise their option to purchase additional notes, we may enter into additional capped call transactions with the hedge counterparties with respect to 50% of the principal amount of such additional notes. In connection with establishing their initial hedges of the capped call transactions, the hedge counterparties (or their affiliates) expect to enter into various derivative transactions with respect to the common stock concurrently with, and/or purchase the common stock shortly after, the pricing of the relevant notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of the common stock concurrently with, or shortly after, the pricing of the relevant notes.

In addition, the hedge counterparties (or their affiliates) are likely to modify their hedge positions by entering into or unwinding various derivative transactions with respect to the common stock and/or by purchasing or selling the common stock or other securities of ours in secondary market transactions following the pricing of the relevant notes and prior to the maturity of the relevant notes (and are likely to do so during the settlement averaging period under the relevant capped call transactions, which precedes the maturity date of the relevant notes, and on or around any earlier conversion date related to a conversion of the relevant notes).

In addition, if the capped call transactions fail to become effective when this offering of the 2018 notes and the 2020 notes is completed, or if the offering is not completed, the hedge counterparties (or their affiliates) are likely to unwind their hedge positions with respect to the common stock, which could adversely affect the value of the common stock and, if the relevant notes have been issued, the value of such notes.

The effect, if any, of any of these transactions and activities on the market price of the common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of the common stock, which could affect the value of the notes and the value of the common stock, if any, you receive upon any conversion of the notes.

We are subject to counterparty risk with respect to the capped call transactions.

The counterparties to the capped call transactions are expected to be financial institutions, and we will be subject to the risk that any or all of them might default under the capped call transactions. Our exposure to the credit risk of the counterparties will not be secured by any collateral. Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions. If a counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings, with a claim equal to our exposure at that time under our transactions with that counterparty. Our exposure will depend on many factors but, generally, an increase in our exposure will be correlated to an increase in the market price and in the volatility of the common stock. In addition, upon a default by a counterparty, we may suffer adverse tax consequences and more dilution than we currently anticipate with respect to the common stock. We can provide no assurances as to the financial stability or viability of the counterparties to the capped call transactions.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law and our charter documents as currently in effect may make a change in control of our company more difficult, even if a change in control would be beneficial to the stockholders. Our anti-takeover provisions include provisions in our certificate of incorporation providing that stockholders’ meetings may only be called by our board of directors and provisions in our bylaws providing that the stockholders may not take action by written consent and requiring that stockholders that desire to nominate any person for election to our board of directors or to make any proposal with respect to business to be conducted at a meeting of our stockholders be submitted in appropriate form to our Secretary within a specified period of time in advance of any such meeting. Additionally, our board of directors has the authority to issue shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third-party to acquire a majority of our outstanding voting stock. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, our board of directors approves the transaction. Our board of directors may use these provisions to prevent changes in the management and control of our company. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges are as follows for the periods indicated:

	Fiscal Year Ended					Six Months Ended
	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	June 30, 2013
Ratio of earnings to fixed charges	2.6	1.2	*	*	*	*

*	For the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010, our earnings were insufficient to cover fixed charges by $64.2 million, $117.0 million, $41.1 million and $19.1 million, respectively.

For purposes of calculating the ratio of earnings to fixed charges, earnings represent our income before provision for income taxes, pretax income (loss) attributable to noncontrolling interest and fixed charges. Fixed charges consist of: (i) interest expense, (ii) an estimate of the interest within rental expense and (iii) amortized premiums, discounts or capitalized expenses related to indebtedness. Rental expense amounts relate to the interest factor inherent in our operating leases.

USE OF PROCEEDS

We expect to receive approximately $658.50 million from the sale of the notes in this offering, or $726.40 million if the underwriters exercise their option to purchase additional notes in full, after deducting the estimated underwriting discount and offering expenses that we are to pay.

We intend to use approximately $27.03 million of the net proceeds of this offering to fund payment of the cost of the capped call transactions described below that we expect to enter into with the hedge counterparties. See “Description of the Capped Call Transactions.” If the underwriters exercise their option to purchase additional notes, we may use a portion of the net proceeds from the sale of additional notes to fund our entry into additional capped call transactions with the hedge counterparties with respect to 50% of the principal amount of such additional notes. We intend to apply the remaining net proceeds of this offering for general corporate purposes, including working capital and research and development. We reserve the right, at our sole discretion, to reallocate our use of proceeds in response to these and other factors, including to fund future business development transactions or the acquisition of other assets. Accordingly, our management will have significant flexibility in applying these proceeds. Until we use the net proceeds of this offering, we intend to invest the funds in short term, interest bearing instruments or other investment grade securities.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BMRN.” The following table shows the high and low closing sale prices for our common stock as reported by the NASDAQ Global Select Market during the periods indicated:

	High	Low
Year Ended December 31, 2010
First Quarter	$23.81	$18.95
Second Quarter	$24.71	$18.33
Third Quarter	$23.09	$18.24
Fourth Quarter	$28.25	$21.82
Year Ended December 31, 2011
First Quarter	$28.29	$23.46
Second Quarter	$28.46	$24.93
Third Quarter	$31.87	$24.02
Fourth Quarter	$35.38	$30.07
Year Ended December 31, 2012
First Quarter	$38.34	$33.68
Second Quarter	$39.58	$32.13
Third Quarter	$43.30	$37.02
Fourth Quarter	$50.17	$36.78
Year Ended December 31, 2013
First Quarter	$62.39	$51.56
Second Quarter	$70.30	$54.72
Third Quarter	$78.39	$58.64
Fourth Quarter (through October 8, 2013)	$75.92	$67.25

The last reported sale price of our common stock on the NASDAQ Global Select Market on October 8, 2013 was $67.25 per share. As of October 4, 2013, there were 51 holders of record of our common stock. Additionally, as of October 4, 2013, options to acquire 13,406,985 shares of our common stock were outstanding under our stock option plans.

CAPITALIZATION

The following table shows:

•	our actual capitalization as of June 30, 2013; and

•

our capitalization as adjusted to give effect to the issuance and sale of $680,000,000 aggregate principal amount of notes in this offering at an offering price of 100%, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

	As of June 30, 2013
(in thousands, except for share and per share data)	Actual	As Adjusted
Cash, cash equivalents and short-term investments (1)	$175,445	$833,949
Long-term debt, including current portion
0.75% senior subordinated convertible notes due 2018 (2)	—	265,400
1.50% senior subordinated convertible notes due 2020 (2)	—	255,500
1.875% senior subordinated convertible notes due 2017	109,822	109,822
Contingent acquisition obligation, net of discount	44,223	44,223

Total long-term debt	154,045	674,945

Stockholders’ equity
Common stock, par value $0.001 per share: 250,000,000 shares authorized; 140,050,009 shares issued and outstanding (3)	140	140
Additional paid-in capital (1)(2)	1,863,961	2,028,061
Company common stock held by Nonqualified Deferred Compensation Plan	(7,493)	(7,493)
Accumulated other comprehensive income	2,441	2,441
Accumulated deficit	(600,791)	(600,791)

Total stockholders’ equity (1)	1,258,258	1,422,358

Total capitalization (1)	$1,412,303	$2,097,303

(1)	Does not include our entry into the capped call transactions, including our payment of the approximately $27.03 million premium therefor to the hedge counterparties, as described under “Description of the Capped Call Transactions,” which will result in a reduction to our additional paid-in capital, stockholders’ equity and total capitalization.

(2)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 (additional paid-in capital) does not affect the actual amount that we are required to repay.

(3)	The table above assumes no exercise of the underwriters’ option to purchase additional notes in this offering. In addition, the number of shares of our common stock in the actual and as adjusted columns in the table above excludes:

•	13,940,379 shares of our common stock issuable upon exercise of outstanding options issued under our stock option plans at a weighted average exercise price of $32.68 per share as of June 30, 2013;

•	1,074,821 shares of our common stock reserved for issuance in connection with service-based restricted stock units at a weighted average price of $49.26 per share as of June 30, 2013;

•	860,000 shares of our common stock reserved for issuance in connection with performance-based restricted stock units at a weighted average price of $34.66 per share as of June 30, 2013;

•	5,394,138 shares of our common stock issuable upon the conversion of our 1.875% convertible subordinated notes due 2017 as of June 30, 2013; and

•	the shares of common stock reserved for issuance upon conversion of the senior notes being offered by us in this offering.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain any future earnings to finance operations and the expansion of our business and do not intend to declare or pay cash dividends on our capital stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, current and anticipated cash needs, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant.

DESCRIPTION OF THE NOTES

This description highlights some information concerning the notes to be sold in this offering. We have included in this description what we believe is the most important information concerning the notes. However, this description may not contain all of the information that is important to you. Important information is incorporated by reference into this prospectus supplement. To understand the notes fully, you should read carefully the entire prospectus supplement and the accompanying prospectus, including “Risk Factors,” the incorporated consolidated financial statements and related notes and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

The 0.75% senior subordinated convertible notes due 2018 (the “2018 notes”) will be issued under a base indenture to be dated as of October 15, 2013 (the “base indenture”), as supplemented by a supplemental indenture with respect to the 2018 notes (the base indenture, as so supplemented, the “2018 indenture”) to be dated as of October 15, 2013. The 1.50% senior subordinated convertible notes due 2020 (the “2020 notes”) will be issued under the base indenture, as supplemented by a supplemental indenture with respect to the 2020 notes (the base indenture, as so supplemented, the “2020 indenture” and, together with the 2018 indenture, the “indentures”) to be dated as of October 15, 2013. Copies of indentures and the notes will be made available to prospective investors in the notes upon request to us as set forth under “Where You Can Find More Information” in the accompanying prospectus. This description of notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of our debt securities in the accompanying prospectus. The terms of the notes include those expressly set forth in the applicable indenture and those made part of the applicable indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

We have summarized portions of each indenture and the notes below. This summary is not complete and is subject to, and qualified by references to, all of the provisions of the applicable indenture and the notes. We urge you to read the applicable indenture and the notes because they define your rights as a holder of the notes. In this section, “BioMarin,” “we,” “our” and “us” each refers only to BioMarin Pharmaceutical Inc. and not to any existing or future subsidiary.

General

The notes are our unsecured, senior subordinated obligations and are convertible into cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights” below. The 2018 notes are limited to an aggregate principal amount of $340,000,000 (or $375,000,000 if the underwriters exercise their overallotment option in full) and will mature on October 15, 2018 unless earlier repurchased or converted. The 2020 notes are limited to an aggregate principal amount of $340,000,000 (or $375,000,000 if the underwriters exercise their overallotment option in full) and will mature on October 15, 2020 unless earlier repurchased or converted.

The 2018 notes will bear interest at the rate of 0.75% per year and the 2020 notes will bear interest at the rate of 1.50% per year, in each case, from the date of issuance of the notes, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2014 to holders of record at the close of business on the preceding April 1 and October 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion or purchase by us at the option of the holder of a note, interest ceases to accrue on the note under the terms of, and subject to the conditions of, the applicable indenture.

The notes will be subject to optional repurchase by us at your request upon a fundamental change (as described under “—Repurchase at Option of Holders Upon a Fundamental Change”). We do not have the right to redeem the notes prior to their maturity.

Principal is payable, and notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in Wilmington, Delaware, which is initially the office or agency of the trustee in Wilmington, Delaware.

The indentures do not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt (as defined below) or other indebtedness, or the issuance or repurchase of securities by us. The indentures do not contain any covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change of control, except to the extent described under “—Make-Whole Premium Upon a Make-Whole Fundamental Change” and “—Repurchase at Option of Holders Upon a Fundamental Change” below.

Ranking

The notes will be unsecured obligations and will be:

•	subordinated in right of payment, as provided in the indentures, to the prior payment in full of all of our existing and future senior debt,

•	equal in right of payment with all of our existing and future senior subordinated debt, including, without limitation, our 1.875% senior subordinated convertible notes due 2017, and

•	senior in right of payment to all of our existing and future subordinated debt.

As of June 30, 2013, we had approximately $109.8 million of senior subordinated debt outstanding. The indentures do not restrict the incurrence by us or our existing or future subsidiaries of indebtedness or other obligations. The term “senior debt” means all the:

•	principal of,

•	premium, if any, on,

•

interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on,

•	rent payable on,

•	termination payments with respect to or in connection with, and

•	fees, costs, expenses and other amounts accrued or due on or in connection with,

our indebtedness (as defined below), whether outstanding on the date of the applicable indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the preceding, except for:

•

any indebtedness that by its terms expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal with or junior in right of payment to the notes, and

•	any indebtedness between or among us or any of our subsidiaries, a majority of the voting stock of which we directly or indirectly own.

The term “senior subordinated debt” means, with respect to us, the notes and any other indebtedness of ours that specifically provides that such indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligations of ours that is not senior indebtedness.

The term “indebtedness” means, with respect to any person:

•	all indebtedness, obligations and other liabilities, contingent or otherwise, of that person:

(1)	for borrowed money, including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or

(2)	evidenced by bonds, notes or other instruments for the payment of money, or

(3)	incurred in connection with the acquisition of any property, services or assets, whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof, other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

•

all reimbursement obligations and other liabilities, contingent or otherwise, of that person with respect to letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

•	all obligations and liabilities, contingent or otherwise, in respect of:

(1)	leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person, and

(2)	any lease or related documents, including a purchase agreement, in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase the leased property;

•

all obligations of such person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

•

all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities, contingent or otherwise, of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in the first four bullet points above;

•

any indebtedness or other obligations described in the first four bullet points above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and

•

any and all deferrals, renewals, extensions, refinancings, replacements, restatements and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in any of the six bullet points above.

Any senior debt will continue to be senior debt and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of its terms.

Each indenture will provide that in the event of any payment or distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our senior debt shall first be paid in respect of all senior debt in full in cash or other payment satisfactory to the holders of senior debt for all obligations then due to such holders, including without limitation any payments of principal of, premium, if any, and interest on such senior debt, before we make any payments of principal of, or premium, if any, and interest on the notes. In addition, if the notes are accelerated because of an event of default, the holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to the holders of senior debt of all obligations in respect of senior debt before the holders of the notes are entitled to receive any payment or distribution. Under each indenture, we must promptly notify holders of senior debt if payment of the notes is accelerated because of an event of default.

Each indenture will further provide that if any default by us has occurred and is continuing in the payment of principal of, premium, if any, or interest on, rent or other payment obligations in respect of, any senior debt, then no payment shall be made on account of principal of, premium, if any, or interest on the notes until all such payments due in respect of that senior debt have been paid in full in cash or other payment satisfactory to the holders of that senior debt.

Because of these subordination provisions, if we become insolvent, funds which we would otherwise use to pay the holders of the notes will be used to pay the holders of senior debt. As a result of these payments, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of the notes.

The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right we have to receive assets of our existing subsidiaries or any future subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us and would be subordinate to our senior debt as well. There are no restrictions in the indentures on the ability of our existing subsidiaries or any future subsidiaries to incur indebtedness or other liabilities. As of June 30, 2013, our existing subsidiaries had no indebtedness outstanding (excluding intercompany debt and liabilities and accounts payable in the ordinary course of business).

We will be obligated to pay reasonable compensation to the trustee and to indemnify the trustee on terms satisfactory to it against any losses, liabilities or expenses it incurs in connection with its duties relating to the notes. The trustee’s claims for such payments will not be subordinate to our senior debt and will be senior to those of holders of the notes in respect of all funds collected or held by the trustee.

Conversion Rights

Prior to the close of business on the business day immediately preceding July 15, 2018, the 2018 notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” and “—Conversion Upon Specified Corporate Events.” On or after July 15, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their 2018 notes at the applicable conversion rate at any time irrespective of the foregoing conditions. The conversion rate for the 2018 notes will initially be 10.6213 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $94.15 per share of common stock).

Prior to the close of business on the business day immediately preceding July 15, 2020, the 2020 notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” and “—Conversion Upon Specified Corporate Events.” On or after July 15, 2020 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their 2020 notes at the applicable conversion rate at any time irrespective of the foregoing conditions. The conversion rate for the 2020 notes will initially be 10.6213 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $94.15 per share of common stock).

Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement Upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 25 trading day observation period (as defined below under “—Settlement Upon Conversion”).

Upon conversion in connection with a make-whole fundamental change (as defined below), we will pay a make-whole premium to holders of the notes upon the conversion of their notes as described under “—Make-Whole Premium Upon a Make-Whole Fundamental Change.” The applicable conversion rate and the equivalent conversion price in effect for the 2018 notes or the 2020 notes, as applicable, at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the amount of the notes converted is an integral multiple of $1,000 principal amount.

Upon conversion of a note, a holder will not receive any separate cash payment of interest (unless in certain circumstances such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the applicable conversion rate to account for accrued and unpaid interest. Our delivery of cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and our obligation to pay accrued and unpaid interest. As a result, any accrued but unpaid interest as of the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion. For a discussion of the tax treatment to you of receiving our common stock upon conversion, see “Certain Material U.S. Federal Income Tax Considerations.”

If a holder converts its notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any such shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed and manually signed conversion notice (which, if applicable, must comply with the applicable procedures of The Depository Trust Company, or “DTC”), together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required, and interest, if applicable. Holders may obtain copies of the required form of the conversion notice from the conversion agent. The date a holder complies with the applicable requirements is the “conversion date” under the applicable indenture. Notes surrendered for conversion will be deemed to be converted at 5:00 p.m., New York City time, on the applicable conversion date. The trustee will initially act as the conversion agent.

If a holder has already delivered a repurchase notice as described under “—Repurchase at Option of Holders Upon a Fundamental Change” with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the applicable indenture.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment need be made (1) if we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the second business day following the corresponding interest payment date, (2) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note, or (3) if conversion occurs after the last record date prior to the maturity date.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their notes have been converted following such regular record date.

Holders may surrender their notes for conversion only under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding July 15, 2018 in respect of the 2018 notes or July 15, 2020 in respect of the 2020 notes, a holder may surrender all or a portion of its notes for conversion during any calendar quarter commencing after the calendar quarter ending on March 31, 2014 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the NASDAQ Global Select Market or, if our common stock (or such other security) is not then listed on the NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding July 15, 2018 in respect of the 2018 notes or prior to the close of business on the business day immediately preceding July 15, 2020 in respect of the 2020 notes, a holder may surrender all or any portion of its notes for conversion at any time during the five business-day period immediately after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of the relevant notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of the relevant notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the relevant notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the relevant notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not, when we are required to, instruct the bid solicitation agent in writing to obtain bids, or if we give such written instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or if we are acting as the bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of the relevant notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of the relevant notes unless we have requested such determination in writing; and we will have no obligation to make such request (or, if we are acting as the bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of at least $5,000,000 aggregate principal amount of the relevant notes provides us with reasonable evidence that the trading price per $1,000 principal amount of the relevant notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the bid solicitation agent (if other than us) to determine the trading price per $1,000 principal amount of the relevant notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the relevant notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If the trading price condition has been met, we will so notify the holders and the trustee, including in its capacity as the conversion agent, in writing. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of the relevant notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we will so notify the holders and the trustee, including in its capacity as the conversion agent, in writing.

We will initially act as the bid solicitation agent.

Conversion Upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding July 15, 2018 in respect of the 2018 notes or prior to the close of business on the business day immediately preceding July 15, 2020 in respect of the 2020 notes, we elect to:

•

issue to all or substantially all holders of our common stock any rights, options or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the date of announcement for such distribution,

then, in either case, we must notify the trustee and the holders of the notes at least 30 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time. Holders of the applicable notes may not exercise this right if they participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described above without having to convert their notes as if they held a number of shares of common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

Certain Corporate Events

If a transaction or event that (i) constitutes a fundamental change (as defined under “—Repurchase at Option of Holders Upon a Fundamental Change”) or a make-whole fundamental change (as defined under “—Make-Whole Premium Upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding July 15, 2018 in respect of the 2018 notes or prior to the close of business on the business day immediately preceding July 15, 2020 in respect of the 2020 notes, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Repurchase at Option of Holders Upon a Fundamental Change” or (ii) if, prior to the close of business on the business day immediately preceding July 15, 2018 in respect of the 2018 notes or prior to the close of business on the business day immediately preceding July 15, 2020 in respect of the 2020 notes, we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into reference property (as defined below under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”), all or any portion of a holder’s notes may be surrendered for conversion at any time from the date we provide notice of such transaction or event as provided below until the earlier of (x) 35 trading days after the effective date of such transaction or event or, if such transaction or event also constitutes a fundamental change, until the related fundamental change repurchase date, and (y) the second scheduled trading day immediately preceding the maturity date. We will notify the trustee and the holders as soon as practicable after we first learn of the anticipated or actual effective date for such transaction, and we will use commercially reasonable efforts to make such determination in time to deliver such notice at least 30 scheduled trading days prior to the effective date for such transaction. If we do not have knowledge of such transaction at least 30 scheduled trading days prior to the anticipated effective date of such transaction, we will notify the trustee and the holders within two business days of the earlier of (1) the date upon which we receive notice, or otherwise become aware, of the anticipated effective date of such transaction and (2) the actual effective date of such transaction.

Conversions on or after July 15, 2018 in respect of the 2018 notes or on or after July 15, 2020 in respect of the 2020 notes

On or after July 15, 2018 in respect of the 2018 notes or on or after July 15, 2020 in respect of the 2020 notes, a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the applicable notes regardless of the foregoing conditions.

Settlement Upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock

(“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after July 15, 2018 in respect of the 2018 notes or on or after July 15, 2020 in respect of the 2020 notes will be settled using the same settlement method for the 2018 notes or the 2020 notes, as applicable. Except for any conversions that occur on or after July 15, 2018 in respect of the 2018 notes or on or after July 15, 2020 in respect of the 2020 notes, we will use the same settlement method for all conversions of the 2018 notes or the 2020 notes, as applicable, occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for applicable notes converted on one conversion date to settle conversions in physical settlement, and choose for applicable notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting and the trustee of the settlement method we have selected no later than the close of business on the second trading day immediately following the related conversion date (or in the case of any conversions occurring on or after July 15, 2018 in respect of the 2018 notes or on or after July 15, 2020 in respect of the 2020 notes, no later than the close of business on the scheduled trading day immediately preceding July 15, 2018 in respect of the 2018 notes or July 15, 2020 in respect of the 2020 notes). If we do not timely elect a settlement method, we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of the relevant notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders and the trustee of the specified dollar amount per $1,000 principal amount of the relevant notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of the relevant notes of $1,000.

Settlement amounts will be computed as follows:

•

if we elect (or are deemed to have elected) physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of the applicable notes being converted a number of shares of common stock equal to the applicable conversion rate;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of the applicable notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 25 consecutive trading days during the related applicable observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of the applicable notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 consecutive trading days during the related applicable observation period.

The “daily settlement amount,” for each of the 25 consecutive trading days during the applicable observation period, will consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of the applicable notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 25 (such quotient the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 25 consecutive trading days during the applicable observation period, one-twenty-fifth of the product of (1) the applicable conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 25 consecutive trading days during the relevant applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BMRN <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any 2018 note or the 2020 note, as applicable, surrendered for conversion means:

•

if the relevant conversion date occurs prior to July 15, 2018 in respect of the 2018 notes or July 15, 2020 in respect of the 2020 notes, the 25 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and

•

if the relevant conversion date occurs on or after July 15, 2018 in respect of the 2018 notes or on or after July 15, 2020 in respect of the 2020 notes, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date.

The applicable observation in effect for the 2018 notes or the 2020 notes, as applicable, at any given time is referred to as the “applicable observation period.”

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the NASDAQ Global Select Market or, if our common stock is not then listed on the NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock (or other security for which a closing sale price must be determined) is listed or admitted for trading. If our common stock (or such other security) is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock (or other security for which a closing sale price must be determined) is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock (or such other security) for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock (or such other security) or in any options contracts or future contracts relating to our common stock (or such other security).

Except as described under “—Make-Whole Premium Upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant applicable observation period, in the case of any other settlement method; provided that with respect to any conversion date occurring on or after July 15, 2018 in respect of the 2018 notes or on or after July 15, 2020 in respect of the 2020 notes, settlement will occur on the maturity date.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant applicable observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any applicable notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant applicable observation period (in the case of combination settlement).

Adjustment of Conversion Rate

The initial applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events, except that we will not make any adjustments to the applicable conversion rate if holders of the applicable notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the applicable notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder:

•

If we issue shares of our common stock as a dividend or distribution on all shares of our common stock, or if we effect a share split or share combination, the applicable conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	OS’
OS0

where,

CR0 =	the applicable conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date of such dividend or distribution, or immediately prior to 9:00 a.m., New York City time, on the effective date of such share split or share combination, as the case may be;

CR’ =	the applicable conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date or effective date, as the case may be;

OS0 =	the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on such ex-dividend date or effective date, as the case may be; and

OS’ =	the number of shares of our common stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

An adjustment made under this first bullet will become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such share split or share combination, as the case may be.

If any dividend or distribution of the type described in this first bullet is declared but not so paid or made, then the applicable conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the applicable conversion rate that would then be in effect if such dividend or distribution had not been declared.

•

If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the date of announcement of such issuance, to purchase or subscribe for shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, the applicable conversion rate will be increased based on the following formula:

CR’ = CR0 ×	OS0 + X
OS0 + Y

where,

CR0	=	the applicable conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance;

CR’	=	the applicable conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date;

OS0	=	the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on such ex-dividend date;

X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance.

Any increase made under this second bullet will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after expiration of such rights, options or warrants, the applicable conversion rate shall be readjusted, effective as of the date of such expiration, to the applicable conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the applicable conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make such issuance, to the applicable conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this second bullet and for the purpose of the first bullet point under “—Conversion Upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

•

If we distribute shares of our capital stock, evidences of our indebtedness or other assets, securities or property of ours or issue rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

i.	dividends or distributions as to which an adjustment was effected pursuant to the first or second bullet of this “Adjustment of Conversion Rate” section;

ii.	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to the fourth bullet of this “Adjustment of Conversion Rate” section; and

iii.	spin-offs, as to which the provisions set forth in the latter portion of this bullet shall apply,

  then the applicable conversion rate will be increased based on the following formula:

CR’ = CR0 ×	SP0
SP0 – FMV

where,

CR0	=	the applicable conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution;

CR’	=	the applicable conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, securities or property or rights, options or warrants to acquire our capital stock or other securities distributable with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, provision shall be made for each holder of a note to receive, for each $1,000 principal amount of the relevant notes, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets, securities or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder owned a number of shares of common stock equal to the applicable conversion rate in effect on the ex-dividend date for the distribution.

An adjustment made under the provision of this third bullet point will become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such distribution. If such distribution is not so paid or made, the applicable conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make such distribution, to the applicable conversion rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this third bullet where there has been a payment of a dividend or other distribution on our common stock of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off (as defined below)) on a U.S. national securities exchange, which we refer to as a “spin-off,” the applicable conversion rate will be increased based on the following formula:

CR’ = CR0 ×	FMV + MP0
MP0

where,

CR0	=	the applicable conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR’	=	the applicable conversion rate in effect immediately after the end of the valuation period;

FMV	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days immediately following, and including, the ex-dividend date for the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the applicable conversion rate under the preceding paragraph will occur at 5:00 p.m., New York City time, on the last trading day of the valuation period; provided that in respect of any conversion of notes during the valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the applicable conversion rate; and provided further that if the ex-dividend date of the spin-off is after the 10th trading day immediately preceding, and including, the end of any applicable observation period in respect of a conversion of notes, references in the preceding paragraph to 10 trading days will be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, but excluding, the ex-dividend date for the spin-off to, and including, the last trading day of such applicable observation period. Any adjustment made under the preceding paragraph and this paragraph will become effective as of the open of business on the ex-dividend date for the spin-off. If such spin-off is subsequently cancelled and does not become effective, the applicable conversion rate shall be readjusted, as of the date of such cancellation, to be the applicable conversion rate that would have been in effect if such spin-off had not been declared.

•	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the applicable conversion rate will be increased based on the following formula:

CR’ = CR0 ×	SP0
SP0 – C

where,

CR0	=	the applicable conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution;

CR’	=	the applicable conversion rate in effect immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share of our common stock we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, provision shall be made for each holder of a note to receive, for each $1,000 principal amount of the relevant, at the same time and upon the same terms as holders of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the applicable conversion rate on the ex-dividend date for such cash dividend or distribution.

An adjustment made under the provision of this fourth bullet point will become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the applicable conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the applicable conversion rate that would then be in effect if such dividend or distribution had not been declared.

•

If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the applicable conversion rate will be increased based on the following formula:

CR’ = CR0 ×	AC + (SP’ × OS’)
OS0 × SP’

where,

CR0	=	the applicable conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the expiration date;

CR’	=	the applicable conversion rate in effect immediately after 5:00 p.m., New York City time, on the expiration date;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately prior to the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS’	=	the number of shares of our common stock outstanding immediately after the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP’	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the expiration date (the “averaging period”).

The adjustment to the applicable conversion rate under the preceding paragraph will occur at 5:00 p.m., New York City time, on the day following the last day of the averaging period, and including, the expiration date; provided that in respect of any conversion of notes within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate. In addition, if the trading day next succeeding the date such tender or exchange offer expires is after the 10th trading day immediately preceding, and including, the end of any applicable observation period in respect of a conversion of notes, references in the preceding paragraph to 10 trading days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, and including, the last trading day of such applicable observation period. Because we will make the adjustment to the applicable conversion rate at the end of the averaging period with retroactive effect, we will delay the settlement of any notes where the conversion date occurs during the averaging period. In such event, we will settle our conversion obligation on the third business day immediately following the last day of the averaging period. If we are, or one of our subsidiaries is, obligated to purchase our common stock pursuant to any such tender or exchange offer but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the applicable conversion rate shall be immediately decreased to the applicable conversion rate that would be in effect if such tender or exchange offer had not been made.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted the applicable notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement Upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the applicable conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Notwithstanding the foregoing, if a holder converts a note, combination settlement is applicable to such note and the daily settlement amount for any trading day during the applicable observation period applicable to such note:

•	is calculated based on a conversion rate adjusted on account of any event described in bullets above; and

•	includes any shares of our common stock that entitle their holder to participate in such event;

then, notwithstanding the foregoing conversion rate adjustment provisions, such conversion rate adjustment will not be made for such converting holder for such trading day. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

As used in this “Adjustment of Conversion Rate” section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

If any adjustment of the applicable conversion rate would be less than 1% of the then effective rate, such adjustment shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with the original adjustment shall aggregate at least 1% of the then effective conversion rate; provided, however, that any carry forward amount shall be paid to the holder upon conversion and on each trading day during the applicable observation period regardless of the 1% threshold. Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th.

If we implement a stockholder rights plan, this rights plan must provide that upon conversion of the existing notes the holders will receive, in addition to any common stock issuable upon such conversion, the rights under such rights plan unless the rights have separated from the common stock before the time of conversion, in which case the applicable conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights. For the avoidance of doubt, any issuance of stockholder rights will not cause an adjustment of the conversion rate unless and until such stockholder rights have separated from the common stock before the time of conversion.

Except as stated above, the applicable conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

If we make a distribution of property to holders of our common stock that would be taxable to them as a dividend for U.S. federal income tax purposes and the applicable conversion rate is increased, this increase would generally be deemed to be the receipt of taxable income by U.S. holders (as defined in “Certain Material U.S. Federal Income Tax Considerations”) of the notes and would generally result in withholding taxes for non-U.S. holders (as defined in “Certain Material U.S. Federal Income Tax Considerations”). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, we may offset any such withholding tax applicable to non-U.S. holders against cash payments of interest payable on the notes. See “Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Constructive Distributions” and “Certain Material U.S. Federal Income Tax Considerations—Non-U.S. Holders—Dividends.”

We may from time to time, to the extent permitted by applicable law and subject to the applicable rules of the principal securities exchange on which the common stock is then listed, increase the applicable conversion rate of the notes by any amount for any period of at least 20 days. In that case we will give the trustee and the holders at least 15 days’ notice of such increase. We may make such increase in the applicable conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes, and it will be conclusive.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination,

•	a consolidation, merger or combination involving us,

•	a sale, conveyance or lease to a third party of all or substantially all of our and our subsidiaries’ property and assets, or

•	any statutory share exchange,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the applicable notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock, if any, immediately prior to such business combination (which we refer to as the “reference property”), and, prior to or at the effective time of the relevant event, we or the successor or purchasing person, as the case may be, will execute with the trustee (subject to the trustee’s rights as provided in the applicable indenture) a supplemental indenture providing for such change in the right to convert the applicable notes.

However, at and after the effective time of the transaction, (x) we will continue to have the right to elect to determine the form of consideration to be paid or delivered, as the case may be, in respect of our conversion obligation of the notes being converted as set forth under “—Settlement Upon Conversion”; (y) the number of shares of our common stock, if any, otherwise deliverable upon conversion of the notes as set forth under “—Settlement Upon Conversion” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction; and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the applicable notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the applicable conversion rate in effect on the applicable conversion date (as may be increased by any additional shares as described under “—Make-Whole Premium Upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the applicable conversion date. We will notify holders and the trustee, including in its capacity as the conversion agent, in writing of the weighted average as soon as practicable after such determination is made.

We may not become a party to any such transaction unless its terms are consistent with the foregoing provisions. None of the foregoing provisions shall affect the right of a holder to exercise its conversion rights prior to the effective date of such transaction.

Adjustments of Prices

Whenever any provision of the applicable indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period) and the “stock price” for purposes of a make-whole fundamental change, we will make appropriate adjustments to account for any adjustment to the applicable conversion rate that becomes effective, or any event requiring an adjustment to the applicable conversion rate where the record date or effective date of the event occurs, at any time during the period when the last reported sale prices are to be calculated.

Make-Whole Premium Upon a Make-Whole Fundamental Change

If a fundamental change, other than a fundamental change described under clause (3) of the definition of a change of control described below under “—Repurchase at Option of Holders Upon a Fundamental Change,” occurs (a “make-whole fundamental change”), we will pay a make-whole premium upon the conversion of the applicable notes in connection with any such transaction by increasing the applicable conversion rate on such notes. The make-whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. The make-whole premium will be determined by reference to the table below and is based on the date on which the make-whole fundamental change becomes effective, referred to as the “effective date,” and the price, referred to as the “stock price” paid, or deemed to be paid, per share of our common stock in the transaction constituting the make-whole fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price shall be the cash amount paid per share. In all other cases, the stock price shall be the average of the last reported sale prices of our common stock for the 15 trading days immediately prior to, but not including, the effective date.

The following tables show what the make-whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of the relevant notes.

2018 notes make-whole table

	Stock Price
Effective Date	$67.25	$80.00	$94.15	$110.00	$125.00	$140.00	$160.00	$200.00	$250.00	$300.00
October 15, 2013	4.2485	3.0003	2.1209	1.4924	1.1006	0.8294	0.5842	0.3098	0.1508	0.0750
October 15, 2014	4.2485	3.0003	2.1093	1.4458	1.0401	0.7648	0.5218	0.2602	0.1171	0.0527
October 15, 2015	4.2485	3.0003	2.0185	1.3289	0.9196	0.6505	0.4218	0.1904	0.0750	0.0292
October 15, 2016	4.2485	2.8606	1.8006	1.1033	0.7114	0.4686	0.2766	0.1037	0.0319	0.0101
October 15, 2017	4.2485	2.5048	1.3817	0.7118	0.3841	0.2108	0.0980	0.0247	0.0057	0.0004
October 15, 2018	4.2485	1.8787	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The hypothetical stock prices and additional share amounts set forth above are based on a common stock price of $67.25 per share on October 8, 2013 and an initial conversion price of approximately $94.15 per share.

The actual stock price and effective date may not be set forth on the table, in which case:

•

if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•	if the stock price on the effective date exceeds $300.00 per share, subject to adjustment as described below, no make-whole premium will be paid.

•	if the stock price on the effective date is less than $67.25 per share, subject to adjustment as described below, no make-whole premium will be paid.

2020 notes make-whole table

	Stock Price
Effective Date	$67.25	$80.00	$94.15	$110.00	$125.00	$140.00	$160.00	$200.00	$250.00	$300.00
October 15, 2013	4.2485	3.1125	2.2995	1.7054	1.3248	1.0535	0.7992	0.4950	0.2981	0.1906
October 15, 2014	4.2485	3.1125	2.2995	1.6863	1.2915	1.0137	0.7570	0.4568	0.2683	0.1680
October 15, 2015	4.2485	3.1125	2.2936	1.6395	1.2324	0.9507	0.6952	0.4054	0.2306	0.1406
October 15, 2016	4.2485	3.1125	2.2290	1.5482	1.1339	0.8536	0.6064	0.3377	0.1848	0.1099
October 15, 2017	4.2485	3.1125	2.0861	1.3874	0.9764	0.7082	0.4813	0.2507	0.1301	0.0778
October 15, 2018	4.2485	2.8948	1.8196	1.1217	0.7354	0.4994	0.3149	0.1487	0.0765	0.0470
October 15, 2019	4.2485	2.4947	1.3611	0.6994	0.3852	0.2240	0.1215	0.0551	0.0326	0.0220
October 15, 2020	4.2485	1.8787	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The hypothetical stock prices and additional share amounts set forth above are based on a common stock price of $67.25 per share on October 8, 2013 and an initial conversion price of approximately $94.15 per share.

The actual stock price and effective date may not be set forth on the table, in which case:

•

if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•	if the stock price on the effective date exceeds $300.00 per share, subject to adjustment as described below, no make-whole premium will be paid.

•	if the stock price on the effective date is less than $67.25 per share, subject to adjustment as described below, no make-whole premium will be paid.

The stock prices set forth in the first column of the tables above will be adjusted as of any date on which the applicable conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the applicable conversion rate as set forth above under “—Conversion Rights—Adjustment of Conversion Rate,” other than by operation of an adjustment to the applicable conversion rate by adding the make-whole premium as described above.

A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the conversion notice is received by the conversion agent on or subsequent to the effective date of the make-whole fundamental change but before the close of business on the business day immediately preceding the related repurchase date relating to the fundamental change. We will notify the trustee and the holders as soon as practicable after we first learn of the anticipated or actual effective date of any make-whole fundamental change, and we will use commercially reasonable efforts to make such determination in time to deliver such notice at least 30 scheduled trading days prior to the effective date for such make-whole fundamental change.

Notwithstanding the foregoing, in no event will the conversion rate exceed 14.8698 shares per $1,000 principal amount in the case of the 2018 notes and 14.8698 shares per $1,000 principal amount in the case of the 2020 notes, subject to adjustments in the same manner as the applicable conversion rate with respect to the events described under “—Conversion Rights—Adjustment of Conversion Rate.”

Our obligation to pay the make-whole premium may constitute a penalty under applicable contract law, and therefore its enforceability cannot be assured.

Repurchase at Option of Holders Upon a Fundamental Change

If a fundamental change occurs, each holder of the notes will have the right to require us to repurchase all or any portion of that holder’s notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice of the occurrence of a fundamental change at a repurchase price, payable in cash, equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date.

As promptly as practicable following the date we publicly announce such transaction, but in no event less than 20 days prior to the anticipated effective date of a fundamental change, we are required to give notice to all holders of the notes, as provided in the applicable indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of the notes must deliver prior to or on the 30th day after the date of our notice irrevocable written notice to the trustee of the holder’s exercise of its repurchase right, together with the notes with respect to which the right is being exercised. We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of the fundamental change or publish that information in a newspaper of general circulation in New York City or on our website, or through such other public medium as we deem appropriate at that time.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

(1)	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office; or

(4)	our stockholders pass a resolution approving a plan of liquidation or dissolution.

However, a change in control will not be deemed to have occurred if, in the case of a merger or consolidation, at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change in control consists of common stock listed for trading on The New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or which will be so listed when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible into such common stock (subject to the provisions set forth under “—Conversion Rights—Settlement Upon Conversion”).

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is not listed for trading on any of The New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market (or any of their respective successors).

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of existing or future senior debt. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the applicable indenture until the senior debt is paid in full.

Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of the notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the applicable indenture, whether or not such repurchase is permitted by the subordination provisions of the applicable indenture. Any such default may, in turn, cause a default under existing or future senior debt. See “—Ranking” above.

No Stockholder Rights for Holders of the Notes

Holders of the notes, as such, will not have any rights as our stockholders (including, without limitation, voting rights and rights to receive any dividends or other distributions on shares of our common stock), except in limited circumstances described above under “—Conversion Rights—Adjustment of Conversion Rate.”

Calculations in Respect of the Notes

Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the notes, including in connection with a conversion. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes, the applicable conversion price and the applicable conversion rate and all such determinations by us will be binding on holders of the notes. We will provide a schedule of our calculations to the trustee, including in its capacity as the conversion agent, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without responsibility for independent verification thereof. The trustee will forward our calculations to any holder of the notes upon written request.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of the notes, consolidate with, merge into or transfer all or substantially all of our assets to any corporation organized under the laws of the U.S. or any of its political subdivisions provided that:

•	the surviving entity assumes all our obligations under the applicable indenture and the notes, as provided in the applicable indenture;

•

at the time of and after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing;

•

if as a result of such transaction the notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor under the notes and the applicable indenture; and

•

an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the applicable indenture, have been delivered to the trustee.

Reporting Obligations

We will file in a timely fashion all reports and other information and documents which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and deliver such reports to the trustee within 15 days after we are required to file such reports with the SEC, provided that if we file such documents and reports with the SEC via EDGAR and they are publicly available, we will notify the trustee of such filings but we will not be required to provide copies thereof to the trustee. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall provide the trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports will be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements. We will comply with the other provisions of Section 314(a) of the Trust Indenture Act. Furthermore, within 90 days after the end of each fiscal year, we will deliver to the trustee an officer’s certificate stating whether the signatory knows of any default or event of default under the applicable indenture, and describe any default or event of default and the efforts to remedy the same.

Events of Default

Each of the following will constitute an event of default under the applicable indenture:

•

our failure to pay when due the principal of or premium, if any, on the applicable notes, as applicable, at maturity, upon exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the applicable indenture;

•

our failure to pay an installment of interest on any of the applicable notes for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the applicable indenture;

•

our failure to deliver cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, together with cash instead of fractional shares, when such consideration is required to be delivered following conversion of the applicable notes, and that failure continues for 10 days;

•

our failure to perform or observe any other term, covenant or agreement contained in the applicable notes or the applicable indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the 2018 notes or the 2020 notes, as applicable, then outstanding;

•

our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $15.0 million, or there is an acceleration of indebtedness for borrowed money in an amount in excess of $15.0 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the 2018 notes or the 2020 notes, as applicable, then outstanding;

•

our failure to give notice to the trustee and the holders of the 2018 notes or the 2020 notes, as applicable, of their rights to require us to repurchase the 2018 notes or the 2020 notes, as applicable, upon a fundamental change; and

•	certain events of our bankruptcy, insolvency or reorganization.

If an event of default specified in the seventh bullet point above occurs and is continuing, then the principal of all the applicable notes and the interest thereon shall automatically become immediately due and payable. If an event of default occurs and is continuing, other than an event of default specified in the seventh bullet point above, the trustee or the holders, with written notice to the trustee, of at least 25% in aggregate principal amount of the 2018 notes or the 2020 notes, as applicable, then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the notes by appropriate judicial proceedings. If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the 2018 notes or the 2020 notes, as applicable, then outstanding, subject to the provisions of the applicable indenture.

Notwithstanding the foregoing, each indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the applicable indenture with respect to SEC filings that are described above under the caption “—Reporting Obligations,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 0.50% of the outstanding principal amount of the notes. In order to exercise this right and elect to pay special interest as the sole remedy during the first 180 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations, we must notify all holders of the notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs and comply with the other conditions in the applicable indenture. This special interest will be paid semi-annually in arrears, with the first semi-annual payment (prorated for the number of days during which we are in default) due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the applicable indenture first occurs to but not including the 180th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 180th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 180th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 180th day, the notes will be subject to acceleration as provided above. The provisions of the applicable indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

The holders of a majority in aggregate principal amount of the 2018 notes or the 2020 notes, as applicable, at the time outstanding through their written consent, or the holders of a majority in aggregate principal amount of the 2018 notes or the 2020 notes, as applicable, then outstanding at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the notes;

•	in respect of the conversion rights of the notes; or

•

in respect of the covenants or provisions in the applicable indenture that may not be modified or amended without the consent of the holder of each note affected as described in “—Modification, Waiver and Meetings” below.

Holders of a majority in aggregate principal amount of the 2018 notes or the 2020 notes, as applicable, then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the 2018 notes or the 2020 notes, as applicable, then outstanding at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the applicable indenture. Each indenture contains a provision entitling the trustee to be indemnified by the holders of the notes before proceeding to exercise any right or power under the applicable indenture at the request of such holders. The trustee may also refuse to follow any direction that conflicts with law or the applicable indenture or that the trustee determines may be unduly prejudicial to the rights of other holders or that would involve the trustee in personal liability. Prior to taking any action under the applicable indenture, the trustee is entitled to indemnification satisfactory to it against losses and expenses caused by taking or not taking such action. The rights of holders of the notes to pursue remedies with respect to the applicable indenture and the notes are subject to a number of additional requirements set forth in the applicable indenture.

The right of any holder:

•

to receive payment of principal, premium, if any, the change of control purchase price or interest, in respect of the notes held by that holder on or after the respective due dates expressed in the notes;

•	to convert those notes; or

•	to bring suit for the enforcement of any such payment on or after the respective due dates expressed in the notes and the right to convert;

will not be impaired or affected without that holder’s consent.

Each indenture will provide that the trustee shall, within 90 days of the occurrence of a default, of which the trustee has actual knowledge, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the interests of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or, if applicable, in the payment of any repurchase obligation.

We are required to furnish annually to the trustee a written statement as to the fulfillment of our obligations under the applicable indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Modification, Waiver and Meetings

Each indenture contains provisions for convening meetings of the holders of the 2018 notes or the 2020 notes, as applicable, to consider matters affecting their interests.

Each indenture (including the terms and conditions of the 2018 notes or the 2020 notes, as applicable) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of the applicable notes;

•	surrendering any right or power conferred upon us;

•

providing for conversion rights of holders of the applicable notes if any recapitalization, reclassification or change of our common stock or any consolidation, merger or sale, conveyance or lease of all or substantially all of our assets or a statutory share exchange occurs;

•	providing for the assumption of our obligations to the holders of the applicable notes in the case of a merger, consolidation, conveyance, transfer or lease;

•

increasing the applicable conversion rate, provided that the increase will not adversely affect the interests of holders of the applicable notes in any material respect and such increase is made only in compliance with the applicable rules of the principal securities exchange on which the common stock is then listed;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the applicable indenture under the Trust Indenture Act of 1939, as amended;

•	irrevocably electing or eliminating one of the settlement methods and/or irrevocably electing a minimum specified dollar amount;

•

curing any ambiguity or correcting or supplementing any defective provision contained in the applicable indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the applicable notes in any material respect; and provided further, that no modification or amendment made to conform the applicable indenture or the applicable notes to this “Description of the Notes,” shall be deemed to adversely affect the interests of the holders of the applicable notes; or

•

adding or modifying any other provisions which we may deem necessary or desirable and which will not adversely affect the interests of the holders of the applicable notes in any material respect in the good faith opinion of our board of directors.

Modifications and amendments to each indenture or to the terms and conditions of the 2018 notes or the 2020 notes, as applicable, may also be made, and non-compliance by us with any provision of the applicable indenture or the applicable notes may be waived, either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the applicable notes at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the applicable notes.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of the 2018 notes or the 2020 notes, as applicable, affected:

•	change the maturity of the principal of or any installment of interest on any applicable note;

•	reduce the principal amount of, or any premium, if any, on any applicable note;

•	reduce the interest rate or interest on any applicable note;

•	change the currency of payment of principal of, premium, if any, or interest on any applicable note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any applicable note;

•	modify our obligations to maintain an office or agency in Wilmington, Delaware;

•

except as otherwise permitted or contemplated by provisions of the applicable indenture concerning specified reclassifications or corporate reorganizations, adversely affect the conversion rights of holders of the applicable notes;

•	adversely affect the repurchase option of holders upon a fundamental change;

•	modify the subordination provisions of the applicable notes in a manner adverse to the holders of the applicable notes;

•	reduce the percentage in aggregate principal amount of the applicable notes outstanding necessary to modify or amend the applicable indenture or to waive any past default; or

•

reduce the percentage in aggregate principal amount of the applicable notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of the applicable notes at which a resolution is adopted.

No such modification, amendment or waiver that relates to increasing the applicable conversion rate may be made unless such modification, amendment or waiver is made in compliance with the applicable rules of the principal securities exchange on which the common stock is then listed. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the 2018 notes or the 2020 notes, as applicable, at the time outstanding.

Unclaimed Money

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in New York City, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of the notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Book-Entry System

We will issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below. DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called participants) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the indirect participants) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of the applicable notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security. Accordingly, the ability to transfer beneficial interests in the applicable notes represented by the global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having a beneficial interest in the applicable notes represented by the global security to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Owners of beneficial interests in global securities who desire to convert their interests for common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the applicable notes represented by the global security for all purposes under the applicable indenture and the 2018 notes or the 2020 notes, as applicable. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the applicable notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any applicable notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the applicable notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee, the registrar, the conversion agent, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee, the registrar, the conversion agent, nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of the applicable notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of the 2018 notes or the 2020 notes, as applicable, as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the applicable notes and DTC requests that we issue certificated securities, DTC will convert the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Inapplicable Provisions of the Prospectus

The provisions of the accompanying prospectus described under “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” will not apply to the notes.

Satisfaction and Discharge

We may discharge our obligations under the applicable indenture while notes remain outstanding, subject to certain conditions.

Form, Denomination and Registration

The notes are being issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Notices

Except as otherwise provided in the applicable indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the note register.

Governing Law

Each indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Regarding the Trustee

Wilmington Trust, National Association, as trustee and custodian under each indenture, has been appointed by us as paying agent, conversion agent and registrar with regard to the notes. Computershare Shareholder Services is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF THE CAPPED CALL TRANSACTIONS

In connection with the pricing of each of the 2018 notes and the 2020 notes, we expect to enter into capped call transactions with respect to 50% of the principal amount of the 2018 notes and 50% of the principal amount of the 2020 notes with one or more of the hedge counterparties. The capped call transactions will cover, subject to customary anti-dilution adjustments, the aggregate number of shares of the common stock underlying the relevant notes.

We intend to use approximately $27.03 million of the net proceeds from this offering to fund payment of the cost of the capped call transactions. If the underwriters exercise their option to purchase additional notes, we may use a portion of the net proceeds from the sale of the additional notes to fund our entry into additional capped call transactions with the hedge counterparties with respect to 50% of the principal amount of such additional notes.

The capped call transactions are expected generally to reduce the potential dilution upon conversion of the notes and/or reduce our exposure to potential cash payments that may be required to be made by us upon conversion of the relevant notes in excess of the principal amount of converted notes as described below in the event that the market price of the common stock, as measured under the terms of the relevant capped call transactions, is greater than the strike price of the relevant capped call transactions, which initially corresponds to the conversion price of the related notes, and is subject, with certain exceptions, to customary anti-dilution adjustments. If, however, the market price of the common stock, as measured under the terms of the relevant capped call transactions, exceeds the cap price of the relevant capped call transactions, the number of shares of the common stock and/or amounts of cash we receive upon exercise of the relevant capped call transactions will be capped. In that case, there would be further dilution in respect of the common stock and/or we would be exposed to a portion of the cash payments required to be made by us in excess of the principal amount of the relevant converted notes, because the number of shares of the common stock and/or amounts of cash that we would owe upon conversion of the relevant notes in excess of the principal amount of such converted notes would exceed the number of shares of the common stock and/or amounts of cash that we would be entitled to receive upon exercise of the relevant capped call transactions.

The cap price of the capped call transactions entered into with respect to 50% of the principal amount of the 2018 notes will initially be approximately $121.05, which represents a premium of approximately 80.00% over the last reported sale price of our common stock, and is subject to certain adjustments under the terms of such capped call transactions. The cap price of the capped call transactions entered into with respect to 50% of the principal amount of the 2020 notes will initially be approximately $121.05, which represents a premium of approximately 80.00% over the last reported sale price of our common stock, and is subject to certain adjustments under the terms of such capped call transactions.

Upon conversion of the notes on or after July 15, 2018, in the case of the 2018 notes, or July 15, 2020, in the case of the 2020 notes, the relevant capped call transactions will be automatically exercised. We will not be required to make any cash payments to the hedge counterparties or their affiliates upon the exercise of such options, but will be entitled to receive from them a number of shares of the common stock and/or amounts of cash based on the amount by which the market price of the common stock, as measured under the terms of the relevant capped call transactions, is greater than the strike price of the relevant capped call transactions during the settlement averaging period under the relevant capped call transactions. However, if the market price of the common stock, as measured under the terms of the relevant capped call transactions, exceeds the cap price of the relevant capped call transactions during the settlement averaging period under the relevant capped call transactions, the number of shares of the common stock and/or amounts of cash we expect to receive upon exercise of the relevant capped call transactions will be capped based on the amount by which the cap price exceeds the strike price of the relevant capped call transactions.

For any conversions of the notes prior to the close of business on the business day immediately preceding July 15, 2018, in the case of the 2018 notes, and July 15, 2020, in the case of the 2020 notes, a corresponding portion of the relevant capped call transactions will be terminated. Upon such termination, we expect to receive from the hedge counterparties a number of shares of the common stock, or, if we so elect subject to certain conditions, an amount of cash, in each case, with a value equal to the fair value of such portion of the relevant capped call transactions being terminated.

The capped call transactions are separate transactions entered into by us with the hedge counterparties, are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

For a discussion of the impact of any market or other activity by the hedge counterparties or their affiliates in connection with the capped call transactions, see “Risk Factors—Risks Related to the Notes and Our Common Stock—The capped call transactions may affect the value of the notes and the common stock.”

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of the notes and the ownership and disposition of common stock acquired upon conversion of a convertible note. This summary is generally limited to holders that purchase notes in this offering at their initial issue price within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., the first price at which a substantial amount of the notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and, upon conversion of the notes, acquire common stock held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) for U.S. federal income tax purposes. This discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. In addition, it does not describe all of the U.S. federal income tax considerations that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, banks, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, certain former citizens or residents of the United States, partnerships, S corporations or other pass-through entities (or entities treated as such for tax purposes), traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. holders (as defined below) whose functional currency is not the U.S. dollar and persons that hold the notes in connection with a straddle, hedging, conversion or other risk-reduction transaction.

The U.S. federal income tax considerations set forth below are based upon the Code, Treasury regulations promulgated thereunder, court decisions, and current rulings and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof and, all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this summary, and there can be no assurance that such statements and conclusions (which do not bind the IRS or the courts) will not be challenged by the IRS or sustained by a court if so challenged.

As used herein, the term “U.S. holder” means a beneficial owner of a convertible note or common stock acquired upon conversion of a convertible note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens, and thus would constitute “U.S. Holders” for purposes of the discussion below. An individual may be treated as a resident alien of the United States, as opposed to a non-resident alien, for U.S. federal income tax purposes if the individual is present in the United States for at least 31 days in a calendar year and for an aggregate of at least 183 days during a three-year period ending in such calendar year. For purposes of this calculation, all of the days that the individual was present in the then-current year, one-third of the days that the individual was present in the immediately preceding year and one-sixth of the days that the individual was present in the second preceding year are considered.

As used herein, the term “non-U.S. holder” means a beneficial owner of a convertible note or common stock acquired upon conversion of a convertible note that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a convertible note or common stock acquired upon conversion of a convertible note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a convertible note or common stock acquired upon conversion of a convertible note that is a partnership and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of the notes and the ownership and disposition of common stock acquired upon conversion of the notes.

This summary does not address the tax considerations arising under any state, local or foreign law. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws. Investors considering the purchase of the notes are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Classification of the Convertible Notes

Generally, characterization of an obligation as indebtedness for U.S. federal income tax purposes is made at the time of the issuance of the obligation. By purchasing the notes, each holder agrees to treat the notes as indebtedness for U.S. federal income tax purposes.

U.S. Holders

Payments of Interest

A U.S. holder will be required to recognize as ordinary income any interest received or accrued on the notes, in accordance with the U.S. holder’s regular method of tax accounting. It is expected that the notes will be issued without original issue discount, or OID, for U.S. federal income tax purposes, and the following discussion has been prepared accordingly. If, contrary to our expectations, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues and in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Additional Amounts

In certain circumstances, additional payments may be made with respect to the notes in excess of stated principal and interest. These contingencies could subject the notes to the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the date of issuance, the likelihood of such contingencies occurring is remote or incidental. We are taking the position that the likelihood of occurrence of the circumstances requiring such additional payment is “remote” within the meaning of applicable Treasury regulations and that the notes are not subject to the contingent payment debt instrument rules. Our determination that such contingencies are remote is binding on you for federal income tax purposes unless you disclose your contrary position in a timely filed tax return for the taxable year in which you acquired a convertible note. Assuming our position is respected, U.S. holders would be required to include in income the amount of any such additional payment at the time such payment is received or accrued according to each holder’s regular method of tax accounting. However, our determination is not binding on the IRS, and if the IRS were to challenge this determination, you may be required to accrue income on the notes that you own in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such notes. In the event that any of these contingencies were to occur, it would affect the amount and timing of the income that you recognize. U.S. holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences of such application.

Sale, Exchange, Redemption, Repurchase of the Notes or Conversion of the Notes for Cash

Except as described below under “—Conversion of the Convertible Notes,” a U.S. holder generally will recognize capital gain or loss on the sale, redemption, or other taxable exchange (other than by exercise of the conversion privilege entirely for common stock), or disposition of a convertible note. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than proceeds received attributable to accrued and unpaid interest, which is taxable as ordinary income if such amounts were not previously included in income) and the holder’s adjusted tax basis in the convertible note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the convertible note. The gain or loss recognized by a U.S. holder on a disposition of the convertible note will be a long-term capital gain or loss if, at the time of such sale, redemption, exchange, or other taxable disposition, the holder held the convertible note for more than one year. Net long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitations.

Conversion of the Convertible Notes

A U.S. holder will generally not recognize any income, gain or loss upon conversion of the notes solely into our common stock, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share and except for the value of any portion of our common stock attributable to accrued and unpaid interest on the notes not yet included in income (which will be treated in the manner described below). A U.S. holder’s tax basis in the common stock received in such a conversion (other than common stock attributable to accrued interest) will generally be the same as the U.S. holder’s adjusted tax basis in the notes surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the U.S. holder’s holding period for such common stock will include the U.S. holder’s holding period for the notes that were converted, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

If a U.S. holder receives cash in lieu of a fractional share of common stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference, if any, between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s tax basis in the note that is allocable to the fractional share. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of the conversion, the convertible note has been held by the U.S. holder for more than one year. The deductibility of capital losses is subject to limitations.

In the event a note is converted solely into cash, a U.S. holder will recognize gain or loss in the same manner as if the U.S. holder had disposed of the notes in a taxable disposition (as described under ‘‘—U.S. Holders—Sale, Exchange, Redemption, Repurchase of the Notes or Conversion of the Notes for Cash.’’)

In the event a note is converted into cash and our common stock and the note is a ‘‘security’’ for U.S. federal income tax purposes, a U.S. holder of a note will recognize the amount of gain realized to the extent of the cash received (other than cash attributable to accrued interest, which will be treated as described under ‘‘—Payments of Interest’’ above, or cash received in lieu of a fractional share). The gain realized will be the fair market value of the common stock and cash received (other than amount attributable to accrued interest) minus the U.S. holder’s adjusted tax basis in the converted notes. No loss will be allowed. The U.S. holder’s aggregate tax basis in the common stock received (other than any stock received with respect to accrued interest but including any basis allocable to a fractional share) will equal the holder’s adjusted tax basis in the note converted, increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than cash received in respect of accrued interest or a fractional share).

For purposes of the foregoing, an instrument generally is a “security” if, based on all the facts and circumstances, the instrument constitutes a meaningful investment in the issuer of the instrument. Although there are a number of factors that may affect the determination of whether a debt instrument is a “security,” one of the most important factors is the original term to maturity of the instrument. The notes are 5 year and 7 year obligations and it is not certain under applicable tax authorities whether the notes would be considered securities for U.S. federal income purposes, and holders are encouraged to consult their tax advisors regarding that determination.

If the note is not a security, the U.S. federal income tax consequences are not certain. In the absence of direct authority, a U.S. holder could take the position that the cash payment received on conversion constitutes proceeds from a sale of a portion of the note, in which case the tax basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values. Under this characterization gain or loss would be recognized to the extent of the difference between the cash received and the adjusted tax basis of the portion of the note exchanged for cash, and the remaining portion of the note would be deemed to be exchanged for the common stock received. No gain or loss would be recognized on the receipt of our common stock, and the tax basis and holding period of the common stock received would be the same as the adjusted tax basis and holding period in the portion of the note exchanged therefor. Alternatively, it is possible that the conversion could be treated as a taxable exchange pursuant to which the holder would recognize gain or loss equal to the difference between the value of the cash and common stock received and the adjusted tax basis in the notes exchanged therefor. U.S. holders should consult their tax advisors concerning the classification of the notes as securities and the tax treatment to them upon a conversion of the notes into our common stock and cash.

Any common stock received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.

The recapitalization treatment of the conversion of the notes into common stock is not entirely clear. U.S. holders should consult their own tax advisors regarding the conversion of the notes.

Constructive Distributions

A U.S. holder of notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion rate of such notes is adjusted. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes will generally not be deemed to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. For example, a constructive distribution will result if the conversion rate is adjusted to compensate holders of notes for distributions of cash to our stockholders. If such adjustments are made, the holders of notes will be deemed to have received constructive distributions in amounts based on the value of such holders’ increased interests in our equity resulting from such adjustments, which will be taxable in the same manner as an actual distribution as described below under “—Distributions on Common Stock”, even though they have not received any cash or property as a result of such adjustments. In addition, in certain circumstances, the failure to make a conversion rate adjustment may result in a deemed distribution to the holders of the notes.

Distributions on Common Stock

Any distributions paid or deemed paid on common stock received upon conversion of a convertible note generally will be treated as dividends to a U.S. holder of our common stock to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent the distributions exceed our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Dividends paid to certain non-corporate U.S. holders, including individuals, generally will constitute qualified dividend income eligible for preferential rates of U.S. federal income tax, provided certain conditions and requirements are satisfied, such as minimum holding period requirements. Corporate U.S. holders generally will be entitled to claim the dividends received deduction with respect to dividend distributions that are paid on our common stock, subject to applicable restrictions, such as minimum holding periods.

Sale or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss upon the sale or other taxable disposition of common stock acquired upon conversion of a convertible note in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock at the time of the disposition. That capital gain or loss will be long-term capital gain if the U.S. holder’s holding period in respect of such common stock is more than one year. For non-corporate U.S. holders, long term capital gain is generally eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations.

Backup Withholding and Information Reporting

Generally, U.S. holders will be subject to information reporting on payments of interest and dividends on, and proceeds from a sale or other disposition of, the notes or common stock, as the case may be, unless they are exempt recipients. Unless a U.S. holder is an exempt recipient and demonstrates this fact when required, a backup withholding tax (currently at a rate of 28%) may apply to such payments if the U.S. holder:

•	fails to furnish a taxpayer identification number (TIN) within a reasonable time after a request therefor,

•	furnishes an incorrect TIN,

•	is notified by the IRS that it failed to report interest or dividends properly,

•

fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that such U.S. holder is not subject to backup withholding, or

•	otherwise fails to comply with backup withholding rules.

A U.S. holder will generally be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to the applicable payor and making the certifications required in such form.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS. U.S. holders should consult their own tax advisors regarding the applicability of backup withholding.

Medicare Tax

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income, dividend income and net gains from the disposition of the notes or common stock acquired upon conversion of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its ownership and disposition of notes and common stock acquired upon the conversion of the notes.

Non-U.S. Holders

Payments of Interest

Generally, interest income of a non-U.S. holder that is not effectively connected with a U.S. trade or business will be subject to withholding at a rate of 30% or, if applicable, a lower rate specified by a treaty. However, interest paid on a convertible note by us or our agent to a non-U.S. holder will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding tax, provided that such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder (and, if a tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the United States) and provided that the non-U.S. holder:

•

does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of the Code and applicable Treasury regulations (including our common stock acquired upon the conversion of the notes);

•	is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us within the meaning of Section 864(d)(4) of the Code;

•	is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (a) provides a Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, that includes the non-U.S. holder’s name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) is a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute form) has been received by it from the beneficial owner and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for notes held by a foreign partnership and other intermediaries.

If such non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to the 30% U.S. federal withholding tax unless such holder provides us or our paying agent, as the case may be, with a properly executed IRS Form W-8BEN claiming an exemption from (or a reduction of) withholding under the benefit of a treaty or, as described below, a properly executed IRS Form W-8ECI claiming that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. Alternative documentation may be applicable in certain situations.

If interest on a convertible note is effectively connected with a trade or business by a non-U.S. holder and, if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the United States, the non-U.S. holder generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if the holder were a U.S. holder, unless an applicable income tax treaty provides otherwise. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Sale, Redemption, or Other Taxable Exchange or Disposition of Convertible Notes or Common Stock

Subject to the discussion below regarding new legislation relating to foreign accounts, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, redemption or other taxable exchange or disposition of a convertible note or common stock acquired upon the conversion of the notes unless:

•

the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder and, if required by a tax treaty, the gain is attributable to a permanent establishment or fixed base maintained in the United States by the non-U.S. holder;

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock acquired upon the conversion of the notes, as the case may be. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If you are a non-U.S. holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange or other taxable disposition of a convertible note or common stock acquired upon the conversion of the notes, generally in the same manner as if you were a U.S. holder. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange or other taxable disposition of a convertible note or common stock acquired upon the conversion of the notes (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the notes or the common stock acquired upon the conversion of the notes.

Conversion of the Convertible Notes

The federal income tax treatment of the conversion of the notes into our common stock generally will be the same treatment as that described under “—U.S. Holders—Conversion of the Convertible Notes” above. A non-U.S. holder will generally not recognize any gain or loss on the conversion of the notes into common stock. To the extent a non-U.S. holder receives cash upon conversion of such a note, such non-U.S. holder will generally be subject to the rules described under “—Non-U.S. Holders—Sale, Redemption, or Other Taxable

Exchange or Disposition of Convertible Notes or Common Stock.” Any common stock which a non-U.S. holder receives on the conversion of a Note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Non-U.S. Holders—Payments of Interest.”

Dividends

U.S. federal withholding tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) will apply to the dividends, if any (and generally any deemed dividends resulting from certain adjustments or failures to make an adjustment as described under “—U.S. Holders—Constructive Distributions”), paid on the shares of common stock received by a non-U.S. holder upon a conversion of the notes unless such holder provides us or our paying agent, as the case may be, with a properly executed IRS Form W-8BEN claiming an exemption from (or a reduction of) withholding tax under the benefit of a treaty or, as described below, a properly executed IRS Form W-8ECI claiming that such payments are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. Alternative documentation may be applicable in certain situations.

If a constructive or actual dividend on a convertible note is effectively connected with a trade or business by a non-U.S. holder and, if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the United States, the non-U.S. holder generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if the holder were a U.S. holder, unless an applicable income tax treaty provides otherwise. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty). Under proposed regulations relating to certain “dividend equivalent” payments, an adjustment to the conversion rate of the notes as a result of a dividend on our common stock may be subject to withholding tax at a different time or in a different amount than the withholding tax otherwise imposed on dividends and constructive dividends.

Information Reporting and Backup Withholding

Payments of interest or dividends to a non-U.S. holder are generally not subject to information reporting on IRS Form 1099 (or any successor form) if the non-U.S. holder certifies its non-United States status under penalties of perjury (i.e., by delivering a properly executed IRS Form W-8BEN or other suitable form), or otherwise establishes an exemption. The payment of proceeds from the sale or other disposition of the notes or common stock acquired upon the conversion of the notes by a broker to a non-U.S. holder is generally not subject to information reporting if:

•

in the case where the sale or other disposition of the notes or common stock acquired upon the conversion of the notes is effected through the U.S. office of a broker, the beneficial owner of the notes or common stock acquired upon the conversion of the notes certifies the owner’s non-U.S. status under penalties of perjury (i.e., by providing a properly executed IRS Form W-8BEN or other suitable form), or otherwise establishes an exemption; or

•	the sale or other disposition of the notes or common stock acquired upon the conversion of the notes is effected outside the United States by a foreign office, unless the broker is:

•	a U.S. person, and the non-U.S. holder does not properly certify that it is not a U.S. person or otherwise establish an exemption;

•	a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign partnership more than 50% of the capital or income interests of which is owned by one or more U.S. persons or which engages in a U.S. trade or business.

In addition to the foregoing, we may be required to report annually to the IRS and to each non-U.S. holder on IRS Form 1042-S (or any successor form) the entire amount of interest and dividend payments on notes and common stock acquired upon the conversion of the notes and the amount of tax, if any, withheld with respect to those payments. This information may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or other agreement.

Backup withholding (currently at a rate of 28%) is required only on payments that are subject to the information reporting requirements, discussed above, and only if other requirements are satisfied. Even if the payment of proceeds from the sale or other disposition of notes or common stock acquired upon the conversion of the notes is subject to the information reporting requirements, the payment of proceeds from a sale or other disposition outside the United States will generally not be subject to backup withholding unless the payor has actual knowledge that the payee is a U.S. person.

Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS. Non-U.S. holders should consult their own tax advisors regarding the applicability of back-up withholding.

FATCA

Withholding taxes may be imposed on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on certain payments to U.S. holders who own securities through foreign accounts or foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, payment of interest on, or gross proceeds from the sale or other disposition of, the notes or our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution, it may be required to enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The IRS and the Treasury Department issued final regulations effective January 17, 2013, which was supplemented by a Notice issued on July 12, 2013, which generally exempts debt obligations outstanding on July 1, 2014 from the reporting and withholding requirements described in this paragraph. Absent any modification that causes the notes to be treated as having been reissued on or after July 1, 2014, the notes will not be subject to the above mentioned reporting and withholding requirements. Withholding will apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2017. Foreign governments may enter into an agreement with the United States to implement this legislation in a different manner. Prospective investors should consult their tax advisors regarding this legislation.

Application of this withholding tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under an exemption described under “–Non-U.S. Holders.” In the event that this withholding tax shall be imposed on dividends on, payment of interest on, or gross proceeds from the sale or other disposition of, the notes or our common stock, we have no obligation to pay additional amounts as a consequence thereof or to redeem the notes before their stated maturity. Investors are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK ACQUIRED UPON THE CONVERSION OF A CONVERTIBLE NOTE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of the relevant notes set forth opposite its name below.

Underwriter	Principal Amount of 2018 Notes	Principal Amount of 2020 Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$136,000,000	$136,000,000
Goldman, Sachs & Co.	61,200,000	61,200,000
J.P. Morgan Securities LLC	61,200,000	61,200,000
Morgan Stanley & Co. LLC	61,200,000	61,200,000
Barclays Capital Inc.	20,400,000	20,400,000

Total	$340,000,000	$340,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the 2018 notes, if any are purchased, and the 2020 notes, if any are purchased, sold under the underwriting agreement. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters, their affiliates and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of these liabilities.

The underwriters are offering the 2018 notes and the 2020 notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the 2018 notes and the 2020 notes to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of 1.8% of the principal amount of the 2018 notes and 1.8% of the principal amount of the 2020 notes, plus accrued interest from the original issue date of the relevant notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional notes.

	2018 Notes			2020 Notes
	Per Note	Without Option	With Option	Per Note	Without Option	With Option
Public offering price	100%	$340,000,000	$375,000,000	100%	$340,000,000	$375,000,000
Underwriting discount	3%	$10,200,000	$11,250,000	3%	$10,200,000	$11,250,000
Proceeds before expenses to us	97%	$329,800,000	$363,750,000	97%	$329,800,000	$363,750,000

The expenses of this offering, not including the underwriting discount, are estimated at $1.1 million and are payable by us.

Option to Purchase Additional Notes

We have granted to the underwriters a 13-day option to purchase up to an additional $35 million principal amount of the 2018 notes and up to an additional $35 million principal amount of the 2020 notes at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase an additional principal amount of the relevant notes proportionate to that underwriter’s initial amount reflected in the above table.

New Issue of Notes

The 2018 notes and the 2020 notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the 2018 notes or the 2020 notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the 2018 notes and the 2020 notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the 2018 notes or the 2020 notes or that an active public market for the relevant notes will develop. If an active public trading market for the 2018 notes or the 2020 notes does not develop, the market price and liquidity of the relevant notes may be adversely affected. If the 2018 notes or the 2020 notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

NASDAQ Global Select Market Listing

Our shares of common stock are listed on the NASDAQ Global Select Market under the symbol “BMRN.”

The transfer agent and registrar for our common stock is Computershare Shareholder Services.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with certain limited exceptions, not to sell or transfer any of our common stock or an securities convertible into or exercisable or exchangeable for our common stock for 60 days after the date of this prospectus supplement without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these individuals have agreed not to directly or indirectly:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock;

•	file a registration statement related to our common stock or any securities convertible into or exchangeable or exercisable for our common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any of our common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

The restrictions described in the preceding paragraph do not apply to our issuance of:

•	any shares of our common stock upon the exercise of an option or warrant or the conversion of a security outstanding as of the date of this prospectus supplement;

•

any shares of our common stock or options to purchase our common stock pursuant to existing employee benefit plans referred to in this prospectus supplement or the documents incorporated herein by reference;

•	any shares of our common stock in connection with any joint venture, partnering or other arrangement with any strategic investor or partner of the Company; or

•	any shares of our common stock in connection with any acquisition made by the Company.

As to our executive officers and directors, the restrictions do not apply to:

•	bona fide gifts;

•

transfers to a trust for the direct or indirect benefit of the individuals subject to the 60 day restriction or the immediate family of any such individual (for purposes of the lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), provided that:

(1)	the underwriters receive a signed lock-up agreement for the balance of the 60 day restriction period from each donee, trustee, distributee, or transferee, as the case may be,

(2)	any such transfer shall not involve a disposition for value,

(3)	such transfers are not required to be reported in any public report or filing with the SEC, or otherwise, and

(4)	the individual subject to the lockup does not otherwise voluntarily effect any public filing or report regarding such transfers;

•	transfers to the Company as consideration for the purchase of options or for tax withholding purposes in connection with vesting of equity awards that are subject to a taxable event upon vesting;

•	transfers to the Company upon repurchase pursuant to existing employee benefit plans referred to in this prospectus supplement; or

•	sales pursuant to previously established 10b5-1 trading plans.

The 60 day restriction does not apply to the exercise of stock options held by directors and officers (provided that the shares of common stock received upon exercise shall continue to be restricted by the lockup agreement).

Furthermore, we and our officers and directors subject to the restriction may sell shares of our common stock purchased on the open market following this offering if and only if (i) such sales are not required to be reported in any public report or filing with the SEC, or otherwise, and (ii) a public filing or report regarding such sales is not otherwise voluntarily made.

These lock-up provisions apply to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. They also apply to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional notes described above. The underwriters may close out any covered short position by either exercising its option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which it may purchase notes through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the notes or our common stock prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Capped Call Transactions

In connection with the pricing of each of the 2018 notes and the 2020 notes, we expect to enter into capped call transactions with respect to 50% of the principal amount of the 2018 notes and 50% of the principal amount of the 2020 notes with the hedge counterparties. The capped call transactions will cover, subject to customary anti-dilution adjustments, the aggregate number of shares of the common stock underlying the relevant notes and are expected generally to reduce potential dilution to the common stock upon conversion of the relevant notes in excess of the principal amount of such converted notes. If the underwriters exercise their option to purchase additional notes, we may enter into additional capped call transactions with the hedge counterparties with respect to 50% of the principal amount of such additional notes. In connection with establishing their initial hedges of the capped call transactions, the hedge counterparties (or their affiliates) expect to enter into various derivative transactions with respect to the common stock concurrently with, and/or purchase the common stock shortly after, the pricing of the relevant notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of the common stock concurrently with, or shortly after, the pricing of the relevant notes.

In addition, the hedge counterparties (or their affiliates) are likely to modify their hedge positions by entering into or unwinding various derivative transactions with respect to the common stock and/or by purchasing or selling the common stock or other securities of ours in secondary market transactions following the pricing of the relevant notes and prior to the maturity of the relevant notes (and are likely to do so during the settlement averaging period under the relevant capped call transactions, which precedes the maturity date of the relevant notes, and on or around any earlier conversion date related to a conversion of the relevant notes).

In addition, if the capped call transactions fail to become effective when this offering of the 2018 notes and the 2020 notes is completed, or if the offering is not completed, the hedge counterparties (or their affiliates) are likely to unwind their hedge positions with respect to the common stock, which could adversely affect the value of the common stock and, if the relevant notes have been issued, the value of such notes.

The effect, if any, of any of these transactions and activities on the market price of the common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of the common stock, which could affect the value of the notes and the value of the common stock, if any, you receive upon any conversion of the notes.

See “Description of the Capped Call Transactions.”

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters or their affiliates have in the past and may in the future provide us with investment banking and advisory services. From time to time, the underwriters and certain of their affiliates may in the future engage in transactions with, and perform investment banking and/or commercial banking services, for us and our affiliates in the ordinary course of business. The underwriters or their affiliates have received and may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

In connection with the offering, the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as email.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their respective affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Further, any shares of common stock issued on conversion of the notes must not be offered for sale in Australia in the period of 12 months after the date of issue of those shares except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes or shares of common stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.

571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters relating to the issuance of the notes offered by this prospectus supplement will be passed upon for us by Paul Hastings LLP, San Francisco, California. Latham & Watkins LLP is counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of BioMarin Pharmaceutical Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of BioMarin/Genzyme LLC for the year ended December 31, 2010 incorporated in this prospectus by reference to the Annual Report on Form 10-K of BioMarin Pharmaceutical Inc. for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Common Stock

Debt Securities

We may offer and sell the following securities, from time to time in one or more offerings:

•	shares of our common stock;

•	our unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities; or

•	any combination of the foregoing.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, carefully before you invest in any of our securities. This prospectus may not be used to offer or sell securities unless it accompanies a prospectus supplement.

Our principal executive offices are located at 770 Lindaro Street, San Rafael, California 94901, and our telephone number is (415) 506-6700.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “BMRN”. On October 4, 2013, the last reported sale price of our common stock was $73.82 per share.

Investing in our securities involves various risks. See the sections entitled “RISK FACTORS” on page 4 and “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS” on page 5. Additional risks associated with an investment in us as well as with the particular types of securities will be described in the related prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities may be offered directly by us from time to time, through agents designated by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents, dealers or underwriters and any applicable fees, commissions or discounts.

The date of this prospectus is October 7, 2013.

ABOUT THIS PROSPECTUS

Whenever we refer to “we,” “our” or “us” in this prospectus, we mean BioMarin Pharmaceutical Inc. and its consolidated subsidiaries, unless the context suggests otherwise. When we refer to “you” or “yours,” we mean the holders of the applicable series of securities.

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, under a “shelf” registration process. Under this shelf registration process, we may sell from time to time in one or more offerings the following securities:

•	shares of our common stock;

•	our unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities; or

•	any combination of the foregoing.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. Any prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read this prospectus, any prospectus supplement and any pricing supplement or free writing prospectus prepared by or on behalf of us, in addition to the information described below under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

This prospectus does not contain all of the information provided in the registration statement we filed with the SEC. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained in this prospectus, in any accompanying prospectus supplement or incorporated by reference herein or therein. We have not authorized any other person to provide you with different information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or securities are sold at a later date pursuant to the prospectus and such prospectus supplement or supplements. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed. We may only sell securities pursuant to this prospectus if this prospectus is accompanied by a prospectus supplement.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, if any, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

BIOMARIN PHARMACEUTICAL INC.

We develop and commercialize innovative pharmaceuticals for serious diseases and medical conditions. We select product candidates for diseases and conditions that represent a significant unmet medical need, have well-understood biology and provide an opportunity to be first-to-market or offer a significant benefit over existing products. Our product portfolio is comprised of four approved products and multiple investigational product candidates. Approved products include Naglazyme® (galsulfase), Kuvan® (sapropterin dihydrochloride), Aldurazyme® (laronidase) and Firdapse® (amifampridine phosphate).

Naglazyme received marketing approval in the United States (U.S.) in May 2005, in the European Union (EU) in January 2006 and subsequently in other countries. Kuvan was granted marketing approval in the U.S. and EU in December 2007 and December 2008, respectively. In December 2009, the European Medicines Agency (EMEA) granted marketing approval for Firdapse, which was launched in the EU in April 2010. Aldurazyme, which was developed in collaboration with Genzyme Corporation (Genzyme) was approved in 2003 for marketing in the U.S. and the EU, and subsequently other countries.

We are conducting clinical trials on several investigational product candidates for the treatment of various diseases including: Vimizim (formerly referred to as GALNS), an enzyme replacement therapy for the treatment of Mucopolysaccharidosis Type IV or Morquio Syndrome Type A, or MPS IV A, PEG-PAL, an enzyme substitution therapy for the treatment of phenylketonuria or PKU, BMN-701, an enzyme replacement therapy for Pompe disease, a glycogen storage disorder, BMN-673, an orally available poly (ADP-ribose) polymerase, or PARP inhibitor for the treatment of patients with certain cancers, BMN-111, a peptide therapeutic for the treatment of achondroplasia and BMN-190 for the treatment of late infantile neuronal ceroid lipofuscinosis, or CLN2, a form of Batten disease. We are conducting or planning to conduct preclinical development of several other enzyme product candidates for genetic and other metabolic diseases and have recently licensed a Factor VIII gene therapy program for Hemophilia A from University College London and St. Jude’s Children’s Research Hospital.

Vimizim™ is our trademark. BioMarin®, Naglazyme®, Kuvan® and Firdapse® are our registered trademarks. Aldurazyme is a registered trademark of BioMarin/Genzyme LLC.

We were incorporated in Delaware in October 1996 and began operations on March 21, 1997. Our principal executive offices are located at 770 Lindaro Street, San Rafael, California 94901 and our telephone number is (415) 506-6700.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. Before making an investment decision, you should carefully consider the risk factors incorporated by reference in this prospectus from our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The risks so described are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or any prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•	our expectations with respect to regulatory submissions and approvals and our clinical trials;

•	any projection or expectation of earnings, revenue or other financial items;

•	the plans, strategies and objectives of management for future operations;

•	factors that may affect our operating results;

•	new products or services;

•	the demand for our products;

•	our ability to consummate acquisitions and successfully integrate them into our operations;

•	future capital expenditures;

•	effects of current or future economic conditions or performance;

•	industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing;

•	our success in any future litigation; and

•	our estimates regarding our capital requirements and our need for additional financing.

The words “anticipates”, “believes”, “estimates”, “expects”, “intends”, “may”, “plans”, “projects”, “will”, “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have identified some of the important factors that could cause future events to materially differ from our current expectations and they are described in this prospectus and any prospectus supplement under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. The address of our internet site is http://www.BMRN.com. We make available free of charge on or through our internet site our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Other than the electronic prospectus, the information on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract, agreement or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement or other document. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus and any accompanying prospectus supplement, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 26, 2013;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the SEC on April 29, 2013;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as filed with the SEC on July 29, 2013;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2013;

•	Our Current Reports on Form 8-K, as filed with the SEC on March 18, 2013, March 27, 2013, May 16, 2013, July 30, 2013 and August 26, 2013;

•

The description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on July 15, 1999, including any amendment or report filed for the purpose of updating such description; and

•

All other reports and other documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

BioMarin Pharmaceutical Inc.

Attention: Corporate Secretary

770 Lindaro Street

San Rafael, California 94901

(415) 506-6700

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superceded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supercedes or replaces such statement. Any statement so modified, superceded or replaced shall not be deemed, except as so modified, superceded or replaced, to constitute a part of this prospectus.

You should rely only on the information provided or incorporated by reference in this prospectus or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any related prospectus is accurate as of any date other than the date on the front of the document.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges are as follows for the periods indicated:

		Fiscal Year Ended
	Six Months Ended June 30, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
Ratio of earnings to fixed charges	*	*	*	*	1.2	2.6

*	For the six months ended June 30, 2013 and the fiscal years ended December 31, 2012, 2011 and 2010, our earnings were insufficient to cover fixed charges by $64.2 million, $117.0 million, $41.1 million and $19.1 million, respectively.

For purposes of calculating the ratio of earnings to fixed charges, earnings represent our income before provision for income taxes, pretax income (loss) attributable to noncontrolling interest and fixed charges. Fixed charges consist of: (i) interest expense, (ii) an estimate of the interest within rental expense and (iii) amortized premiums, discounts or capitalized expenses related to indebtedness. Rental expense amounts relate to the interest factor inherent in our operating leases.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities offered by this prospectus to repay or refinance debt, and for working capital, capital expenditures and other general corporate purposes. We may also use the proceeds to fund acquisitions of businesses, technologies or product lines that complement our current business. However, we currently have no commitments or agreements for any specific acquisitions. Accordingly, our management will have significant flexibility in applying these proceeds. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we expect to invest the proceeds in short term, interest bearing instruments or other investment grade securities.

GENERAL DESCRIPTION OF SECURITIES

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, in one or more offerings:

•	shares of our common stock;

•	our unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities; or

•	any combination of the foregoing.

We may issue the debt securities as exchangeable for and/or convertible into shares of our common stock. The common stock and the debt securities are collectively referred to herein as the securities. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The securities involve various risks that we will describe in a section entitled “Risk Factors” that will be included in each prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Our authorized common stock consists of 250,000,000 shares, $0.001 par value per share. At October 4, 2013, there were 142,206,962 shares of our common stock issued and outstanding. The approximate number of stockholders of record of our common stock as of October 4, 2013 was 51.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of us, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and no right to cumulate votes in the election of directors. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement or a pricing supplement. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. Unless otherwise specified in a supplement to this prospectus, our debt securities will be our direct obligations and they may be unsecured, senior, senior-subordinated or subordinated indebtedness. We may issue our debt securities under one or more indentures and each indenture will be dated on or before the issuance of the debt securities to which it relates. Additionally, each indenture must be in the form filed as an exhibit to the Registration Statement containing this prospectus or in a form incorporated by reference to this prospectus in a post-effective amendment to the Registration Statement or a Form 8-K. The form of indenture is subject to any amendments or supplements that may be adopted from time to time. We will enter into each indenture with a trustee and the trustee for each indenture may be the same. The indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. Because this description of debt securities is a summary, it does not contain all the information that may be important to you. You should read all provisions of our indenture and our debt securities to assure that you have all the important information you need to make any required decisions. All capitalized terms used, but not defined, in this section shall have the meanings set forth in the form of indenture.

TERMS

The particular terms of any series of our debt securities will be described in a prospectus supplement. Additionally, any applicable modifications of or additions to the general terms of our debt securities described in this prospectus and in the applicable indenture will also be described in a prospectus supplement. Accordingly, for a description of the terms of any series of our debt securities, you must refer to both the prospectus supplement relating to those debt securities and the description of the debt securities set forth in this prospectus. If any particular terms of our debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then those terms as set forth in the relevant prospectus supplement will control.

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and detailed or determined in the manner provided in a Board of Directors resolution, an officers’ certificate pursuant to the authority granted under a Board resolution or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

•	the terms and conditions upon which the debt securities are convertible into or exchangeable for other securities;

•	the terms and conditions upon which we may redeem the debt securities;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the principal amount due at maturity, and whether the debt securities will be issued with original issue discount;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency or currency units in which payment of principal of, premium, if any, and interest on the debt securities will be made;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	the terms of the subordination of any series of the debt securities;

•	restrictions on transfer, sale or other assignment of the debt securities, if any;

•

any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

EXCHANGE OF SECURITIES

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we refer herein to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we refer herein to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities with the Registrar’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium, if any, and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Global Debt Securities And Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (we refer herein to these persons as participants) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, each participant’s account with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by each such participant. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, premium, if any, and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium, if any, or interest on a global debt security, will credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing and the Depositary requests that we issue certificated debt securities. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information in this section concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

COVENANTS

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any restrictive covenants, including without limitation covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness whether or not secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

CONSOLIDATION, MERGER AND SALE OF ASSETS

Unless we provide otherwise in the applicable prospectus supplement, we may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”), and we may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety, to us, unless:

•

the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•

after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

EVENTS OF DEFAULT

Unless we provide otherwise in the applicable prospectus supplement, “event of default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•

default in the performance or breach of any other covenant or warranty by us in the indenture or any debt security (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice of such default from the trustee or we and the trustee receive written notice of such default from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of our bankruptcy, insolvency or reorganization;

•

default under any of our debt (including a default with respect to any debt security of a different series) or of our subsidiaries, if (1) such default results from the failure to pay any such debt when it becomes due, (2) the principal amount of such debt, together with the principal amount of any other such debt in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregates $15.0 million or more at any one time outstanding, and (3) such debt is not discharged or such acceleration is not rescinded or annulled within 30 days after written notice to us and the trustee by the holder or holders of such debt in the manner provided for in the applicable debt instrument; or

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

An event of default may also be an event of default if so specified in the applicable supplemental indenture and prospectus supplement under our bank credit agreements or other debt securities in existence from time to time, including, without limitation, our 1.875% senior subordinated convertible notes due 2017, and under certain guaranties by us of any subsidiary indebtedness. In addition, certain events of default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

Unless we provide otherwise in the applicable prospectus supplement, if an event of default with respect to debt securities of any series at the time outstanding under the indenture occurs and is continuing (other than certain events of our bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and premium, if any, of all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium, if any, of all outstanding debt securities under the indenture will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series under the indenture has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and premium, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion under “Modification and Waiver” below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default and the continuation of an event of default.

The indenture will provide that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered satisfactory indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a certificate as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interests of the holders of those debt securities.

MODIFICATION AND WAIVER

Unless we provide otherwise in the applicable prospectus supplement, we and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or change the stated maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

•	make the principal of or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and the right of holders to institute suit for the enforcement of such payment; the right of holders to waive past defaults; the right of holders of a specified principal amount of debt securities which are denominated in a foreign currency to be deemed for the purposes of taking action under the indenture, that amount of U.S. dollars at the Market Exchange Rate (as defined in the indenture); certain terms regarding judgments in foreign currencies; or to amend the limitations described in this bullet point; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of that series, waive any past or existing default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium, if any, or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

Legal Defeasance. The indenture provides that, unless the terms of the applicable series of debt securities provide otherwise, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents, the rights, powers, trusts and immunities of the Trustee under the indenture and our obligations in connection therewith and the rights of the holders of the securities to receive payment of principal and interest from the funds deposited with the trustee as described herein). We will be so discharged 90 days after the deposit with the trustee, in trust, of money, U.S. government obligations or a combination of money and U.S government obligations that (in the case of U.S. government obligations, through the payment of interest and principal in accordance with their terms (and without reinvestment)) will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the dates such payments are due in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred except for changes in applicable tax rates.

Defeasance of Certain Covenants. The indenture provides that, unless the terms of the applicable series of debt securities provide otherwise, upon compliance with certain conditions, we may omit to comply with the restrictive covenants of the indenture entitled SEC Reports, Compliance Certificate, Stay, Extension and Usury Laws, Corporate Existence, Taxes and When We May Merge, Etc., as well as any additional covenants contained in a supplement to the indenture, a board resolution or an officers’ certificate delivered pursuant to the indenture. The conditions include, without limitation:

•

depositing with the trustee, in trust, money, U.S. government obligations or a combination of money and U.S. government obligations that (in the case of U.S. government obligations, through the payment of interest and principal in accordance with their terms (and without reinvestment)) will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the dates those payments are due in accordance with the terms of the indenture and those debt securities;

•	such deposit does not result in a breach or constitute a default under the indenture or any other agreement to which we are a party;

•	no default or event of default with respect to the debt securities shall have occurred and be continuing on the date of deposit or during the period ending 90 days after such date; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred except for changes in applicable tax rates.

Covenant Defeasance and Events of Default. In the event we exercise our option, as described above, not to comply with certain covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money, U.S. government obligations or a combination of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time such payments are due but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

CONVERSION AND EXCHANGE RIGHTS

The debt securities may be exchanged for and/or converted into shares of common stock, shares of preferred stock or other securities. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at our option, in which case the number of shares of common stock, preferred stock or other securities to be received by the holders of the debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

GOVERNING LAW

The indenture and the debt securities as well as the relationship of the holders of debt securities and us will be governed by the laws of the State of New York applicable to agreements made and to be performed in such state, without regard to conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. We may also sell securities to one or more underwriters or to one or more dealers or agents and then register the resale of the securities by any such underwriters, dealers or agents. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of securities offered pursuant to this registration statement may be effected from time to time in one or more transactions on the Nasdaq Global Select Market or in negotiated transactions or a combination of these methods.

The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

We may distribute the securities from time to time in one or more transactions at:

•	at a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Only underwriters named in a prospectus supplement are underwriters of the securities offered by such prospectus supplement.

If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to specific limited conditions, the underwriters will be obligated to purchase all the securities of the series offered by the applicable prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the applicable prospectus supplement. Unless the applicable prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Until the distribution of securities is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of more shares than are listed on the cover of this prospectus supplement. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the related offering. The underwriters may reduce the short position by purchasing shares in the open market, or by exercising all or part of any over-allotment option which may be granted to them. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the related offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the related offering.

Similar to the other purchase transactions, the underwriters’ purchases of the securities to stabilize their price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

Neither the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock or any securities sold in any offering pursuant to this prospectus. In addition, neither the underwriters nor we make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

Paul Hastings LLP, San Francisco, California, will pass upon certain legal matters relating to the issuance of the securities we are offering in this prospectus.

EXPERTS

The consolidated financial statements of BioMarin Pharmaceutical Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of BioMarin/Genzyme LLC for the year ended December 31, 2010 incorporated in this prospectus by reference to the Annual Report on Form 10-K of BioMarin Pharmaceutical Inc. for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$680,000,000

$340,000,000 0.75% Senior Subordinated Convertible Notes due 2018

$340,000,000 1.50% Senior Subordinated Convertible Notes due 2020

P R O S P E C T U S    S U P P L E M E N T

BofA Merrill Lynch

Goldman, Sachs & Co.

J.P. Morgan

Morgan Stanley

Barclays

October 8, 2013